                   AGREEMENT TO PURCHASE NST VENTURE INTEREST


                                AND CAPITAL STOCK


                                  BY AND AMONG


               THE STOCKHOLDERS OF HARRISCOPE OF CHICAGO, INC. AND
                NATIONAL SUBSCRIPTION TELEVISION OF CHICAGO INC.,
                                 AS THE SELLERS


                                       AND


                           TELEMUNDO OF CHICAGO, INC.,
                                    AS BUYER


                          DATED AS OF NOVEMBER 8, 1995

                   AGREEMENT TO PURCHASE NST VENTURE INTEREST

                                AND CAPITAL STOCK


         AGREEMENT TO PURCHASE NST VENTURE INTEREST AND CAPITAL STOCK (this "AGREEMENT") dated as of November 8, 1995, by and among all the stockholders of Harriscope of Chicago, Inc., an Illinois corporation ("HARRISCOPE"), whose names appear on the signature page of this Agreement (the "STOCKHOLDERS"), and NATIONAL SUBSCRIPTION TELEVISION OF CHICAGO INC., an Illinois corporation ("NST") (each of the Stockholders and NST may hereinafter be referred to individually as a "SELLER", and collectively as the "SELLERS"; the Stockholder other than NST herein is referred to as the "HARRIS GROUP"), and TELEMUNDO OF CHICAGO, INC., a Delaware corporation (the "BUYER").

                                    RECITALS

         Harriscope, NST, and ESSANESS THEATRES CORPORATION, a Delaware corporation ("ESSANESS"), currently comprise all of the members of the joint venture (the "JOINT VENTURE") (created under that certain Amended and Restated Joint Venture Agreement (Video 44), dated May 16, 1980 (the "JOINT VENTURE AGREEMENT")). The Joint Venture owns, leases or has a right to use all of the assets, both tangible and intangible, of or used by television broadcast station WSNS-TV, Channel 44, Chicago, Illinois, together with certain auxiliary facilities and properties (the "STATION"). NST holds a twenty-four and one-half percent (24.5%) interest (the "NST VENTURE INTEREST") in the profits, losses, assets and capital of the Joint Venture under the Joint Venture Agreement. The Stockholders own one hundred percent (100%) of the outstanding capital stock (the "SHARES") of Harriscope, which holds a fifty percent (50%) interest (the "Harriscope Interest") in the profit, losses, assets and capital of the Joint Venture. Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, the NST Venture Interest and the Shares, all in accordance with the terms and conditions set forth in this Agreement.

         In consideration of the mutual promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

         1.   PURCHASE AND SALE; PURCHASE PRICE; PAYMENT AND CLOSING

              1.1  PURCHASE AND SALE

              Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase:

                   (a)  the NST Venture Interest from NST; and

                   (b)  the Shares from the Stockholders.

              1.2  PURCHASE PRICE

                   (a) The purchase price for the NST Venture Interest shall be Fourteen Million Seven Hundred Thousand Dollars ($14,700,000.00), subject to adjustment as set forth herein (the "NST PURCHASE PRICE").

                   (b) The purchase price for the Shares shall be Thirty Million Dollars ($30,000,000.00), divided among the Stockholders as set forth in
SCHEDULE 1.2, subject to adjustment as set forth herein (the "HARRISCOPE PURCHASE PRICE").

                   The NST Purchase Price and the Harriscope Purchase Price shall be referred to collectively in this Agreement as the "PURCHASE PRICE."

                   (c) The amount of the Purchase Price shall be reduced by seventy four and one half percent (74.5%) of the unpaid principal and unpaid accrued interest outstanding, if any, as of the Closing Date (as defined below) on that certain promissory note dated May 27, 1993 from the Joint Venture as payor to Marc A. Neuerman, as Trustee or payee in the original principal amount of $10 million (the "HARRIS NOTE"). The Purchase Price shall be reduced proportionately among NST and the Stockholders as set forth in SCHEDULE 1.2.

                   (d) Within one business day of the date of this Agreement, Buyer will deposit One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "DEPOSIT") in escrow with The First National Bank of Chicago (such escrow agent, or any successor person or entity acting as the escrow agent under this Agreement, the "ESCROW AGENT") to be held and disbursed pursuant to the terms of this Agreement and the escrow agreement being executed contemporaneously with this Agreement (the "ESCROW AGREEMENT").

                   (e) NST and Buyer agree that the NST Purchase Price shall be allocated among the assets of the Joint Venture as may be reasonably agreed by NST and Buyer.

              1.3  PAYMENT OF PURCHASE PRICE AND CLOSING

                   Buyer shall pay the Purchase Price to the Sellers at the Closing by wire transfer of immediately available funds pursuant to the Sellers' written instructions, provided that Buyer shall be required to send only one wire to NST and only one wire to the Harris Group. Buyer may offset against the Purchase Price due to the Sellers at the Closing by delivery to the Sellers of the Deposit at the Closing pursuant to the Escrow Agreement. The closing of the purchase of the NST Venture Interest and the Shares by Buyer (the "CLOSING") shall take place at the offices of Akin Gump Strauss Hauer & Feld, L.L.P., New York, New York (the "CLOSING LOCATION") and shall be held within ten (10) business days after all conditions to the Closing set forth in this Agreement have been satisfied (the "CLOSING DATE"); PROVIDED that, to the extent practicable, it is the parties' intention to close on the last day of a month.

              1.4  WORKING CAPITAL ADJUSTMENTS

                   In addition to the Purchase Price and in further consideration of the purchases and sales hereunder, the following payments or adjustments shall be made:

                   (a) The Joint Venture and Harriscope shall prepare closing statements as of the last day of the month immediately preceding the Closing Date, indicating, among other items, each of their respective current assets and liabilities (which are or should be reflected on the Joint Venture or Harriscope's balance sheets in accordance with generally accepted accounting principles), which statements shall be prepared in accordance with generally accepted accounting principles consistently applied (the "CLOSING STATEMENTS"). In making such calculations, neither Harriscope's interest in the Joint Venture nor any asset or liability of the Joint Venture shall be included in the current assets or liabilities of Harriscope. In determining Adjusted Positive Working Capital (as defined below) and Adjusted Negative Working Capital (as defined below), the monthly average of the previous four months' cash flow (calculated after any distributions to any Partners) shall be added to the cash balance in such calculation (the "Closing Month Adjustment"). The following payments or adjustments shall be made on the Closing Date:

                        (i) To the extent that the current assets (excluding account receivables) plus the Closing Month Adjustment (as contemplated above) are greater than liabilities (excluding the BMI liability described to Buyer), (the "ADJUSTED POSITIVE WORKING CAPITAL") of the Joint Venture as shown on its Closing Statement, Buyer shall pay to (A) NST, 24.5% of the Adjusted Positive Working Capital and (B) the Stockholders (pro rata based upon their proportionate interests in Harriscope as set forth in SCHEDULE 1.2), 50% of the Adjusted Positive Working Capital; and

                        (ii) To the extent that current assets (excluding account receivables) plus the Closing Month Adjustment (as contemplated above) are less than such liabilities (the "ADJUSTED NEGATIVE WORKING CAPITAL") of the Joint Venture as shown on its Closing Statement, 74.5% of the Adjusted Negative Working Capital shall be deducted from the proceeds payable to the Sellers from Joint Venture Account Receivables (as defined below) (prior to remitting any amounts received from

Joint Venture Account Receivables to Sellers) (proportionally based on their ownership of the Joint Venture), PROVIDED, that to the extent the Adjusted Negative Working Capital is greater than $1 million, 74.5% of such amount above $1 million shall be deducted from the proceeds payable to the Sellers at the Closing. In addition, Sellers shall remit to Buyer at the end of the 120 day period determined in Section 1.4(c), 74.5% of the Adjusted Negative Working Capital balance for the Joint Venture remaining after giving effect to the net proceeds received from Joint Venture Account Receivables. Furthermore, Sellers shall remit to Buyer at the end of the 120 day period determined in Section 1.4(d) 100% of the Adjusted Negative Working Capital balance for Harriscope after giving effect to the net proceeds received from Harriscope Account Receivables and any remaining Harriscope Account Receivables.

                   In addition to and notwithstanding the above, the parties further agree to similarly adjust the amount payable by Buyer to Stockholders at the Closing to reflect the Adjusted Positive Working Capital or the Adjusted Negative Working Capital of Harriscope based on the above principles without duplication of any item in such calculation that was otherwise included in the calculation for the Joint Venture as contemplated by the preceding paragraphs and with the understanding that the Stockholders shall receive 100% of the Adjusted Positive Working Capital of Harriscope.

                   (b) Within forty-five business days after the Closing Date, Buyer shall furnish to NST and the Harris Group Representative closing statements as of the Closing Date prepared in the same format as the Closing Statements ("Actual Closing Statements"). Within 45 days after delivery to NST and the Harris Group Representative of the Actual Closing Statements, NST and the Harris Group Representative shall furnish to Buyer a statement showing any objections they have to the Actual Closing Statements. Any disputes regarding the Actual Closing Statements or any adjustments in connection therewith not resolved by the parties within 30 days after the receipt by Buyer's, NST's and the Harris Group Representative's objections shall be resolved by a "big six" accounting firm mutually acceptable to the parties. The determination of any accounting firm so selected shall be conclusive and binding upon the parties. The fees and expenses of such accounting firm acting under this Agreement shall be shared equally among the Buyer, NST and the Harris Group. Upon the agreement or final determination of any Adjusted Positive Working Capital or Adjusted Negative Working Capital different from those determined pursuant to the Actual Closing Statements, Buyer shall make appropriate payments, or Sellers shall make appropriate refunds, within five business days after such agreement or final determination.

                   (c) From and after the Closing, Buyer shall use its reasonable best efforts to collect and receive and liquidate into cash all account receivables of the Joint Venture as of the Closing Date (the "JOINT VENTURE ACCOUNT RECEIVABLES"), in the ordinary course of the Joint Venture's business and consistent with past practice. TGI will pay its receivables due or accrued as of the Closing Date to the Joint Venture promptly when due, in accordance with past practice. From the amounts actually collected or received with respect to the Joint Venture Account Receivables, net of reasonable out-of-pocket collection costs paid to any non-affiliated third party, Buyer shall remit to (i) NST its proportionate 24.5% share and (ii) to the Stockholders in proportion to their interest in Harriscope as set forth in SCHEDULE 1.2, Harriscope's proportionate 50.0% share, of any future liquidated Joint Venture Account Receivables collected or received by the Joint Venture or the Buyer, net of reasonable out-of-pocket collection costs paid to any non-affiliated third party, on a monthly basis, by the 15th day of the following calendar month. Buyer will exercise reasonable best efforts and diligence to collect such Joint Venture Account Receivables, but will not be required to institute collection or any other court proceedings. NST and the Harris Group agree that during the Collection Period (as defined herein), the Buyer shall be solely responsible for seeking collection of Joint Venture Account Receivables, and during the Collection Period, NST and the Harris Group shall not correspond with or seek payment from any such Joint Venture Account Receivables' debtors. In the event that any of the Joint Venture Account Receivables have not been collected within 120 days after the Closing Date (the "Collection Period"), Buyer shall, upon the request of NST and the Harris Group, assign such receivable to the NST and the Harris Group or any entity they may designate, who shall remit to Joint Venture (for the account of Essaness) 25.5% of any net amount collected with respect to such receivable.

                   (d) From and after the Closing, Buyer shall use its reasonable best efforts to collect and receive and liquidate into cash all account receivables of Harriscope as of the Closing Date (the "HARRISCOPE ACCOUNT RECEIVABLES"), in the ordinary course of the Harriscope's business and consistent with past practice. From the amounts actually collected or received with respect to the Harriscope Account Receivables, net of reasonable out-of-pocket collection costs paid to any non-affiliated third party, Buyer shall remit to the Stockholders their respective proportionate share of any future liquidated Harriscope Account Receivables collected or received by Buyer, net of reasonable out-of-pocket collection costs paid to any non-affiliated third party, on a monthly basis, by the 15th day of the following calendar month. Buyer will exercise reasonable best efforts and diligence to collect such future liquidated Harriscope Account Receivables, but will not be required to institute collection or other court proceedings. The Stockholders agree that during the Collection Period the Buyer shall be solely responsible for seeking collection of Harriscope Account Receivables, and during the Collection Period the Stockholders shall not correspond with or seek payment from any Harriscope Account Receivables' debtors. Notwithstanding the foregoing, no amount of Harriscope Account Receivables shall be counted for purposes of this Section 1.4(d) to the extent already counted as Joint Venture Account Receivables for purposes of Section 1.4(c). In the event that any of the Harriscope Account Receivables have not been collected within

120 days after the Closing Date, Buyer shall, upon the request of the Stockholders, assign such receivable to the Stockholders or any entity they may designate.

                   (e) In determining the gross amount received from an account receivables debtor with respect to the Joint Venture Account Receivables or the Harriscope Account Receivables, unless the account debtor disputes an invoice or invoices in writing, such amount received shall be applied to all accounts receivables owed by such party such that the oldest receivable is paid off first.

              1.5  STOCKHOLDERS' REPRESENTATIVE

                   (a) In order to administer efficiently the waiver of any condition to the obligations of the Harris Group to consummate the transactions contemplated hereby, the defense and/or settlement of any claims for which the Harris Group may be required to indemnify the Buyer pursuant to the indemnity provisions of this agreement, any amendment to this Agreement (or any related agreements) or the execution and delivery of any closing document, and any other actions required to be taken by the Harris Group, the Harris Group hereby designates and appoints Burt I. Harris, or any successor or assign, as their representative and attorney-in-fact (in such capacity, the "HARRIS GROUP REPRESENTATIVE").

                   (b) By its execution of this Agreement, the Harris Group agrees that:

                        (i)  the Buyer and NST shall be able to rely
conclusively without further inquiry on the instructions and decisions of the Harris Group Representative acting in such capacity as to the settlement of any claims for indemnification by the Buyer hereunder and as to any other action taken by the Harris Group Representative hereunder, and no party hereunder shall have any cause of action against the Buyer or NST for any action taken by the Buyer in reliance upon the instructions or decisions of the Harris Group Representative; and

                        (ii) all actions, decisions and instructions of the Harris Group Representative shall be conclusive and binding upon all of the Harris Group.

         2.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Notwithstanding anything else contained in this Section 2 to the contrary, each of the following representations and warranties:

                        (i) made as to matters relating solely to NST, either in its capacity as a Joint Venture partner or a Stockholder, or the NST Venture Interest or NST's Shares, shall be made by NST to Buyer by NST, for itself only;

                        (ii) made as to matters relating solely to the Stockholders, or their respective Shares, shall be made to Buyer by each of NST and the Harris Group severally, for itself only and not jointly;

                        (iii)  made as to matters relating solely to
Harriscope, shall be made to Buyer by each of NST and the Harris Group severally, for itself only and not jointly;

                        (iv) made as to other matters, including as relates to the Joint Venture (including, but not limited to, the business, operations and financial condition of the Station), shall be made to Buyer by each of NST and the Harris Group severally (except as expressly set forth otherwise, in which case such representation and warranty shall nonetheless be made severally, and not jointly, by each party making the same), for itself only and not jointly; and

                        (v) made as to matters relating to the Harris Group, shall be made to the Buyer by the Harris Group, for itself only.

              2.1  ORGANIZATION AND AUTHORITY OF THE JOINT VENTURE

                   The Joint Venture (a) was formed under the laws of the State of Illinois, (b) is conducting business in and is located in the City of Chicago, State of Illinois, and (c) has the full and unrestricted power and authority to own, lease and otherwise to use, hold and operate the Assets (as hereinafter defined), and to carry on its business as now being conducted. A copy of the Joint Venture Agreement as in effect on the date hereof, certified by NST and the Harris Group Representative, has been delivered to the Buyer, is complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The Joint Venture does not own any capital stock of or other equity interest in any corporation, partnership or other entity and is not obligated to make an investment in or contribution to any such entity. The Joint Venture's sole business is to own and operate the Station.

              2.2  ORGANIZATION AND AUTHORITY OF HARRISCOPE

                   Harriscope is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has the full and unrestricted power and authority to own, lease or otherwise hold its properties and to carry on its business as now being conducted. Certified copies of the Articles of Incorporation and Bylaws of Harriscope, each as amended to date, have been previously delivered to Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Harriscope does not own any capital stock, partnership interest or other equity or ownership interest in any corporation, partnership or other entity other than the Harriscope Interest and is not obligated to make an investment in or contribution to any such entity. Harriscope's sole business is to own an interest in the Joint Venture.

              2.3  AUTHORIZATION OF NST AND THE HARRIS GROUP

                   (a) This Agreement and the Escrow Agreement have been, and the other agreements contemplated by the transactions to be consummated hereby to which NST is a party, will be at the time of execution by NST, duly authorized, executed and delivered by NST. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby to which NST is a party or by which it is bound constitute (or will constitute at the time of execution) the valid and legally binding obligations of NST enforceable against it in accordance with their respective terms, except to the extent limited by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors' rights and general equity principles. The execution, delivery and performance of this Agreement and the agreements contemplated by the transactions to be consummated hereby to which NST is a party, and the consummation by NST of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to NST, Harriscope or the Joint Venture (assuming compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Communications Act of 1934, as amended (the "FCC Act") and the Federal Communications Commission (the "FCC"));
(ii) violate the provisions of NST's or Harriscope's Articles of Incorporation or Bylaws; (iii) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to NST, Harriscope or the Joint Venture; (iv) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Encumbrance (as defined in Section 2.5) upon the properties or assets of NST or Harriscope pursuant to, any contract, indenture, mortgage, deed of trust or other agreement or instrument to which NST or Harriscope is a party, or by which NST, Harriscope or NST's properties being transferred to the Buyer hereunder or Harriscope's properties are or may be bound; or (v) conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Encumbrance upon the material properties or assets of the Joint Venture pursuant to, any contract, indenture, mortgage, deed of trust or other agreement or instrument to which the Joint Venture is a party, or by which the Joint Venture or the Joint Venture's properties (other than the Drake Property (as defined)) are or may be bound.

                   (b) This Agreement and the Escrow Agreement have been, and the other agreements contemplated by the transactions to be consummated

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hereby to which the Harris Group is a party, will be at the time of execution by the Harris Group duly authorized, executed and delivered by the Harris Group. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Harris Group are parties or by which they are bound constitute (or will constitute at the time of execution) the valid and legally binding obligations of the Harris Group enforceable against them in accordance with their respective terms, except to the extent limited by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors' rights and general equity principles. The execution, delivery and performance of this Agreement and the agreements provided for herein to which the Harris Group is a party, and the consummation by the Harris Group of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to the Harris Group or Harriscope (assuming compliance with the requirements of the HSR Act, the FCC Act and the FCC); (ii) violate the provisions of any trust agreement to which the Harris Group is a party or Harriscope's Articles of Incorporation or Bylaws; (iii) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Harris Group, the Joint Venture or Harriscope; (iv) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Encumbrance upon the properties or assets of the Harris Group or Harriscope pursuant to, any contract, indenture, mortgage, deed of trust or other agreement or instrument to which the Harris Group or Harriscope are parties or by which the Harris Group, or Harriscope or the Shares being transferred by the Harris Group, or Harriscope's properties are or may be bound; or (v) conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Encumbrance upon the material properties or assets of the Joint Venture pursuant to, any contract, indenture, mortgage, deed of trust or other agreement or instrument to which the Joint Venture is a party, or by which the Joint Venture's properties being transferred to Buyer hereunder or the Joint Venture's properties (other than the Drake Property) are or may be bound. The Harris Group Representative is the voting trustee ("Voting Trustee") pursuant to the Voting Trust Agreement Number Two, dated as of October 31, 1989 as amended by the amendment dated October 2, 1995 (the "Voting Trust") a complete and correct copy of which (as in effect on the date hereof) has been delivered to Buyer, and no amendments have been made thereto or have been authorized since the date thereof. Any right of the beneficiaries of the Voting Trust (each of which is specified on SCHEDULE 2.4) to remove any Shares from the Voting Trust has been waived or has expired.

              2.4  OWNERSHIP OF JOINT VENTURE AND HARRISCOPE

                   (a) Harriscope is the record and beneficial owner of a fifty percent (50%) interest in the Joint Venture. NST is the record and beneficial owner of a twenty-four and one-half percent (24.5%) interest in the Joint Venture. NST and the Harris Group are the record and/or beneficial owners of one hundred percent (100%) of the outstanding capital stock of Harriscope in the proportions set forth on SCHEDULE 1.2 (except that the beneficial owners of the Harriscope Interest are set forth on SCHEDULE 2.4). Except as provided in the Voting Trust, the Joint Venture Agreement, the Agreement Respecting Purchase and Sale of Interests and Options Related Thereto, dated May 16, 1980, among Irving B. Harris, Oak Communications, Inc., Harriscope, Essaness and Riverdale Drive-In, Inc. and the Shareholders Agreement dated May 1, 1980 among Irving B. Harris, the other shareholders of Harriscope and Irving B. Harris as trustee (collectively, the "PARTNERSHIP AGREEMENTS"), (i) no person or entity has any claim, option or interest in or with respect to the venture interest owned by Harriscope, the NST Venture Interest or the Shares, and (ii) no person or entity has or may have any right or options to become a stockholder of Harriscope or to obtain or acquire any beneficial or legal interest in the NST Venture Interest, Harriscope or the Shares, (iii) to the best knowledge of NST and the Harris Group, no person or entity has or may have any right or options to become a member of the Joint Venture or to obtain or acquire any beneficial or legal interest in the Joint Venture, and (iv) there are no agreements or understandings by or among the members of the Joint Venture or by or among the Stockholders relating to their ownership and operation of Harriscope or the Joint Venture.

                   (b) The Shares constitute the only outstanding capital stock of any class of Harriscope, and 6,506 shares of capital stock are held in its treasury. All of the Shares have been validly issued, are fully paid and non-assessable and have not been issued in violation of the preemptive rights of any person or entity and no personal liability attaches to the ownership of the Shares. Harriscope has no subsidiaries other than the Joint Venture.

              2.5  OWNERSHIP OF THE ASSETS OF THE STATION

                   The Joint Venture and Harriscope have good and marketable title to all of the material real, personal and mixed assets, rights, benefits and privileges, both tangible and intangible wherever located, owned, leased, used, held for use or otherwise held by the Joint Venture in connection with its business and the business and operations of the Station (collectively, the "Business") and owned, leased, used, held for use or otherwise held by Harriscope in connection with its business (collectively, the "ASSETS"), free and clear of any mortgages, pledges, liens, adverse claims, charges, security interests, conditional sales agreements or other encumbrances or restrictions of any kind (collectively, "ENCUMBRANCES"), except for (A) encumbrances set forth on SCHEDULE 2.5 and (B) subject only to (i) liens for taxes, assessments and other government charges not yet due or being contested in good faith, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business, (iii) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations, (iv) zoning restrictions, easements, rights of way restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto, (v) purchase money security interests arising in the ordinary course, (vi) deposits to secure the performance of bids, trade contacts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business and (vii) encumbrances set forth in any title policy delivered with respect to any of the Real Properties ("PERMITTED LIENS"). To the knowledge of NST and the Harris Group, the Assets are sufficient to operate the Station as presently being conducted.

              2.6  OWNERSHIP OF THE NST VENTURE INTEREST AND SHARES

                   (a) NST (i) owns the entire right, title and interest in and to the NST Venture Interest, (ii) has good and marketable title in and to the NST Venture Interest, (iii) has the full right, power, capacity and authority to validly sell, assign, convey and transfer the NST Venture Interest and, assuming Buyer's payment of the Purchase Price as contemplated hereby, as a result of such sale and transfer of the NST Venture Interest to Buyer (as contemplated by this Agreement), Buyer will have good and marketable title in and to the NST Venture Interest free and clear of all Encumbrances, (iv) other than the Partnership Agreements and pursuant to the letter of intent dated September 14, 1995 among Telemundo Group, Inc. ("TGI"), NST and certain other shareholders of Harriscope (the "LOI"), is not a party to any agreement, executed or executory, to sell, encumber, hypothecate or otherwise dispose of the NST Venture Interest, (v) has not sold, encumbered, hypothecated or otherwise disposed of the NST Venture Interest, and (vi) owns the NST Venture Interest free and clear of all Encumbrances. The NST Venture Interest to be sold to the Buyer under this Agreement may be sold by NST by NST's sole act and deed, and no consent on the part of any other person is necessary to validate the sale of the NST Venture Interest to Buyer, or to consummate the transactions contemplated by this Agreement except for the approval by the Board of Directors of Oak Industries, Inc. of the Guaranty described in Section 7.6(c) hereof, Essaness, which has been obtained, and the FCC and the expiration of the waiting period under the HSR Act contemplated by Section 6.1.

                   (b) Each Stockholder (i) owns the entire right, title and interest in and to its respective Shares, (ii) has good and marketable title in and to its respective Shares, (iii) has the full right, power, capacity and authority to validly sell, assign, convey and transfer its respective Shares and assuming Buyer's payment of the Purchase Price as contemplated hereby, as a result of such sale and transfer of the Shares to Buyer (as set forth in this Agreement) Buyer will have good and marketable title in and to the Shares free and clear of all Encumbrances,
(iv) except for the Partnership Agreement and the LOI, is not a party to any agreement, executed or executory, to sell, encumber, hypothecate or otherwise dispose of its respective Shares, (v) has not sold, encumbered, hypothecated or otherwise disposed of its respective Shares, and (vi) owns its respective Shares free and clear of all Encumbrances. The respective Shares of each Stockholder to be sold to Buyer under this Agreement may be sold by such Stockholder by such Stockholder's sole act and deed, and no consent on the part of any other person is necessary to validate the sale of such Shares to Buyer, or to consummate the transactions contemplated by this Agreement except for the approval of Essaness, which has been obtained, and the FCC and the expiration of the waiting period under the HSR Act contemplated by Section 6.1.

              2.7  FINANCIAL STATEMENTS

                   (a) Attached as SCHEDULE 2.7(a) are the audited balance sheets for the Joint Venture at December 31, 1993 and 1994 and the related statements of operations and cash flow and statements of capital accounts (deficiency) for the years ended December 31, 1993 and 1994 (collectively, the "JOINT VENTURE YEAR END FINANCIAL STATEMENTS"), and an unaudited balance sheet for the Joint Venture at September 30, 1995 and the related statements of operations and cash flow and statements of capital accounts (deficiency) for the period then ended (the "JOINT VENTURE CURRENT FINANCIAL STATEMENTS"). All such financial statements have been prepared in accordance with the books and records of the Joint Venture and with generally accepted accounting principles applied on a consistent basis throughout the periods involved, subject to an absence of footnotes in the case of the Joint Venture Current Financial Statements, and present fairly the financial position and results of operations of the Joint Venture as of the dates and for the periods indicated; and each and every financial statement prepared for each month commencing with January 1995, and for each calendar year commencing with 1995, and until the Closing (to be delivered to Buyer pursuant to Section 5.4(i)) will be prepared by the Joint Venture in accordance with its books and records and with generally accepted accounting principles applied on a consistent basis throughout the periods involved, and as compared with prior periods set forth above, and, subject to year-end adjustments where applicable and an absence of footnotes in the case of interim statements, and will be true, correct and complete in all material respects, and will present fairly the financial position and results of operations of the Joint Venture as of the dates and for the periods indicated. The Joint Venture Year End Financial Statements have been certified by the certified public accountants who examine the financial statements of the Joint Venture (who are now and will continue until Closing to be a nationally recognized accounting firm).

                   (b) Attached as SCHEDULE 2.7(b) are the unaudited balance sheets for Harriscope at December 31, 1993 and 1994 and the related statements of income and cash flows and statements of changes in stockholder's equity (deficit) for the years ended December 31, 1993 and 1994 (collectively, the "HARRISCOPE YEAR END FINANCIAL STATEMENTS"), and an unaudited balance sheet for Harriscope at June 30, 1995 and the related statements of income and cash flow and statements of changes in stockholders' equity (deficit) for the period then ended (the "HARRISCOPE CURRENT FINANCIAL STATEMENTS"). The treasurer of Harriscope will certify that all such financial statements have been prepared in accordance with the books and records of Harriscope and with generally accepted accounting principles applied on a consistent basis throughout the periods involved, and present fairly the financial position and results of operations of Harriscope as of the dates and for the periods indicated, subject to an absence of footnotes; and each and every financial statement prepared for each quarter commencing with January 1995, and for each calendar year commencing with 1995, and until the Closing (to be delivered to Buyer pursuant to Section 5.4(i)) will be prepared by Harriscope as being in accordance with its books and records and with generally accepted accounting principles applied on a consistent basis throughout the periods involved and as compared with prior periods set forth above, and, subject to year-end adjustments where applicable and an absence of footnotes, will be true, correct and complete in all material respects, and will present fairly the financial position and results of operations of Harriscope as of the dates and for the periods indicated, all as certified by Harriscope's treasurer. The Joint Venture Year-End Financial Statements and the Harriscope Year-End Financial Statements are referred to in this Agreement as the "YEAR-END FINANCIAL STATEMENTS"; the Joint Venture Current Financial Statements and the Harriscope Current Financial Statements are referred to in this Agreement as the "CURRENT FINANCIAL STATEMENTS"; and the Year-End Financial Statements and the Current Financial Statements are referred to collectively in this Agreement as the "FINANCIAL STATEMENTS."

                   (c) SCHEDULE 2.7(c) sets forth a list of all indebtedness of the Joint Venture or Harriscope of any kind, including without limitation with respect to: (i) borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations as lessee under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iii) above (collectively, the "INDEBTEDNESS").

              2.8  ABSENCE OF UNDISCLOSED LIABILITIES

                   Except as and to the extent (a) reflected and reserved against in the Current Financial Statements (or reflected in the notes thereto),
(b) set forth on SCHEDULE 2.8 or (c) incurred in the ordinary course of business and consistent with past business practices and which are immaterial in amount, after the date of the Current Financial Statements, neither the Joint Venture nor Harriscope has entered into or become obligated under any material contract, agreement or commitment, or incurred any material obligation or liability, secured or unsecured relating to the Joint Venture, Harriscope or the Station, and there has not been (i) any material loss or material injury to the Assets or the Station, (ii) any material adverse change in the Assets or in the condition (financial or otherwise) of the Joint Venture, Harriscope or the Station (other than may be directly attributable to a decline in ratings or revenues due to programming at the station provided by TGI or competition from Univision (assuming compliance with the covenant in Section 6.11(b)), or (iii) to the knowledge of NST and the Harris Group, any event, development, act or omission that is likely to give rise to a material obligation or liability of the Joint Venture, Harriscope or the Station or a material adverse change in the Assets or the condition (financial or otherwise) of the Joint Venture, Harriscope or the Station other than events or developments affecting the television industry or the Chicago television market generally or other than maybe directly attributable to a decline in ratings or revenues due to programming at the Station provided by TGI or competition from Univision (assuming compliance with the covenant in Section 6.11(b)).

              2.9  FCC LICENSES AND REPORTS

                   (a) The Joint Venture is the sole owner and holder of all of the licenses, permits and other authorizations issued by the FCC for the ownership of the Assets or operation of the Station (the "LICENSES"), as set forth on SCHEDULE 2.9. The Licenses constitute all of the licenses, permits and other authorizations from the FCC that are necessary or required for or used in the business and operation of the Station as presently conducted. The Licenses are valid and in full force and effect, unimpaired by any condition specific to the Station which could have any material adverse effect on the operation of the Station. No application, action or proceeding is pending for the renewal or modification of any of the Licenses, and, except for actions or proceedings affecting the broadcasting industry generally, no application, action or proceeding is pending or to the knowledge of NST and the Harris Group, threatened that may result in the denial of an application for renewal, the revocation, modification, nonrenewal or suspension of any of the Licenses, the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to the Station.

                   (b) The Joint Venture has the sole right to the use of the call letters "WSNS-TV" and the sole right to the use of channel 44 in the Chicago Dominant Market Area (as defined by A.C. Nielsen Co.) pursuant to the rules and regulations of the FCC.

                   (c) Except for actions or proceedings affecting the broadcasting industry generally, there is not now pending or outstanding or, to the knowledge of NST and the Harris Group, threatened, any investigation, proceeding, notice of violation or complaint against the Joint Venture or Harriscope at the FCC or any other Governmental Authorities. To the knowledge of NST and the Harris Group, there is no person who has manifested an intention to contest the renewal of the Licenses.

                   (d) The operation of the Station does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 300 kHz to 100 gHz" (ANSI C95.1-1982), issued by the American National Standards Institute, and renewal of the Licenses would not constitute a "major action" within the meaning of Section 1.1301, ET SEQ., of the FCC's rules. The Station is being operated in compliance in all material respects with the Licenses and the parameters set forth therein and consistent with any proofs of performance and there are no pending or, to the knowledge of NST and the Harris Group, threatened proceedings before the FCC with respect to objectionable interference relating to the Station within the meaning of the rules or policies of the FCC.

              2.10 LITIGATION

                   Except as set forth on SCHEDULE 2.10, there is no litigation or proceeding of any kind pending or, to the best knowledge of NST or the Harris Group, threatened against the Joint Venture, Harriscope, the Station, the Assets or any of the Sellers (as relates to the Sellers, relating to the Shares or NST Venture Interest owned by them, or which would prevent or delay the transactions contemplated by this Agreement). None of Harriscope, NST nor the Harris Group (with respect to their ownership of their respective NST Venture Interest or Shares) nor, to the knowledge of NST or the Harris Group, the Joint Venture is in violation of or in default of any judgment, order, writ, injunction, decree, regulation or rule of any Governmental Authority, which violation or default would have a material adverse effect on the business, operations, assets or financial condition of the Joint Venture or Harriscope (a "MATERIAL ADVERSE EFFECT").

              2.11 INSURANCE

                   SCHEDULE 2.11 sets forth a list, true, correct and complete in all material respects of all insurance policies insuring the Joint Venture, Harriscope, the Assets or the business of the Station and of all life and other insurance policies maintained by the Joint Venture, Harriscope or the Station for any of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "INSURANCE POLICIES").

All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no material default under any of the Insurance Policies.

              2.12 REGULATORY APPROVALS

                   All governmental and regulatory consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Sellers, the Joint Venture or Harriscope and which are necessary and material for the execution, delivery and performance by the Sellers of this Agreement and the documents to be executed and delivered by the Sellers in connection herewith are set forth on SCHEDULE 2.12.

              2.13 TANGIBLE PERSONAL PROPERTY

                   (a) All of the furniture, fixtures, furnishings, equipment, machinery, supplies, tools, parts, antenna installations and other tangible personal property owned, leased, held or used by the Joint Venture or Harriscope (the "TANGIBLE PERSONAL PROPERTY") is in a suitable condition for the purposes for which it is intended or is being used, and is in sufficient working order.
SCHEDULE 2.13(a) sets forth a true, correct and complete list of all of the Tangible Personal Property with a book value per item as of the date of this Agreement of more than $5,000, including a description and the book value of such Tangible Personal Property. To the knowledge of NST and the Harris Group, the Tangible Personal Property set forth on SCHEDULE 2.13(a) is sufficient for the conduct of the Joint Venture's and Harriscope's business and the operation of the Station by the Joint Venture. The Sellers have made available to Buyer all logs maintained by the Station. Sellers shall within 30 days of the date of this Agreement provide a detailed true, correct and complete list of each separate item of Tangible Personal Property with a book value per item as of the date of this Agreement of more than $5,000, including a description and the best reasonable estimate of book value of each such item of Tangible Personal Property.

                   (b) SCHEDULE 2.13(b) sets forth a list of each material lease, permit, right, authorization or other agreement (including capital leases) under which the Joint Venture, Harriscope or the Station leases or has, or on the Closing Date will have, rights to use any Tangible Personal Property (the "PERSONAL PROPERTY LEASES"). The Joint Venture and Harriscope have delivered to Buyer true and complete copies of the Personal Property Leases. There are no amendments or modifications to any of the Personal Property Leases, except as set forth on SCHEDULE 2.13(b). No event has occurred under any of the Personal Property Leases that, with the lapse of time or the giving of notice or both, would constitute a default by Harriscope or, to the knowledge of NST and the Harris Group, the Joint Venture or any other party thereunder and there are no offsets asserted by Harriscope or to the knowledge of NST and the Harris Group, the Joint Venture or any other party thereto. Harriscope and, to the knowledge of NST and the Harris Group, the Joint Venture are in compliance in all material respects with each of the Personal Property Leases, and the representations and warranties of Harriscope and, to the knowledge of NST and the Harris Group, the Joint Venture with respect to each of the Personal Property Leases are true and correct in all material respects. Each of NST and the Harris Group is not aware of any circumstance that would give the other parties to any Personal Property Lease the right to terminate such lease, and none of NST, the Harris Group nor the Joint Venture have been informed in writing by the lessor under any Personal Property Lease that it intends to terminate, modify (except pursuant to its terms) or not renew such lease. No consents are required under the Personal Property Leases in connection with the consummation of the transactions contemplated hereunder, and the consummation of the transactions contemplated by this Agreement will not result in a default under or give the lessor a right to terminate any Personal Property Lease or modify in any material respect any Personal Property Lease.

              2.14 REAL PROPERTIES

                   (a) Except for the Drake Avenue Property (the "DRAKE PROPERTY") as to which the parties hereto agree that the Drake Property, including all assets and liabilities directly related thereto shall not be transferred to the Buyer or retained by the Joint Venture or Harriscope after Closing, SCHEDULE 2.14 sets forth (i) a list and legal description of all real properties or interests in real property owned by the Joint Venture or Harriscope directly or through an Illinois land trust or used in the operation of the Station (individually, a "REAL PROPERTY" and collectively, the "REAL PROPERTIES"), and (ii) each material lease, permit, right, authorization or other agreement (including any easements) under which the Joint Venture, Harriscope or the Station leases, occupies or has, or on the Closing Date will have, rights in any real property, including without limitation any transmitter tower leases (the "REAL PROPERTY LEASES"). Except as set forth on SCHEDULE 2.14, neither the Joint Venture nor Harriscope owns, leases, uses or holds any real property or any option to acquire any real property or interest therein. The Joint Venture and Harriscope have delivered to Buyer true and complete copies of the Real Property Leases. There are no amendments or modifications to any of the Real Property Leases, except as set forth on SCHEDULE 2.14. No Assets of the Joint Venture (other than the physical real property comprising the Drake Property) are attached to or will be transferred as part of the Drake Property.

                   (b) The Joint Venture or Harriscope have good and marketable title to all of their respective Real Properties and have a valid and subsisting good and marketable leasehold interest in all the real property which is the subject of each of their respective Real Property Leases (individually a "LEASED PROPERTY" and collectively, the "LEASED PROPERTIES") free and clear of all Encumbrances of any nature whatsoever, except for (i) Encumbrances set forth on SCHEDULE 2.5, (ii) the Permitted Liens and (iii) as to the Real Property Leases, subject to inchoate landlord's liens and Encumbrances of record. Each of the Real Property Leases is a legal, valid and binding agreement of the Joint Venture or Harriscope and is in all material respects enforceable in accordance with its terms except to the extent limited by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors' rights and general equity principles. SCHEDULE 2.14 to this Agreement contains a list of any policies insuring the Joint Venture's or Harriscope's title or leasehold interest in their respective Real Properties or Leased Properties, as applicable, including the amounts thereof. The Joint Venture or Harriscope has delivered to Buyer true and complete copies of all currently available title policies insuring the Joint Venture's or Harriscope's title or leasehold interest in the Real Properties, and all existing surveys, plans and maps in the Joint Venture's or Harriscope's possession relating to the Real Properties. Neither the Joint Venture nor Harriscope has granted to any other person any right to the use, occupancy or enjoyment of the Real Properties or the Leased Properties or any part thereof.

                   (c) No event has occurred under any of the Real Property Leases that, with the lapse of time or the giving of notice or both, would constitute a default by the Joint Venture or Harriscope or to the knowledge of NST and the Harris Group any other party thereunder and there are no offsets by the Joint Venture or Harriscope or any other party thereto. The Joint Venture and Harriscope are in compliance with each of the Real Property Leases other than immaterial non-compliance that has no adverse effect of any nature on the Joint Venture or Harriscope, and the representations and warranties of the Joint Venture and Harriscope with respect to each of the Real Property Leases are true and correct in all material respects. Each of NST, the Harris Group and, to the knowledge of NST and the Harris Group, the Joint Venture is not aware of any circumstance that would give the other parties to any Real Property Lease the right to terminate or modify such lease, and none of NST, the Harris Group nor the Joint Venture has been informed in writing by the lessor under any Real Property Lease that it intends to terminate or not renew such lease or modify such lease.

                   (d) No consents are required under the Real Property Leases in connection with the consummation of the transactions contemplated hereunder, and the consummation of the transactions contemplated by this Agreement will not result in a default under or give the lessor a right to terminate or modify any Real Property Lease. Neither the Joint Venture nor Harriscope is obligated to pay any leasing or brokerage commission relating to any Real Property Lease or any renewal thereof.

                   (e) To the knowledge of NST and the Harris Group, the Real Properties and all structures and appurtenances thereto owned, leased or used by the Joint Venture or Harriscope have been owned and operated in all material respects in compliance with all material applicable laws, ordinances, regulations, rules, orders, restrictions or other requirements of all Governmental Authorities (including without limitation building, zoning and use ordinances and regulations), and no written notice of violation of any such laws, rules, regulations, orders, restrictions or other requirements has been received by either NST, the Harris Group, the Joint Venture or Harriscope.

                   (f) There are no and, except as disclosed to Buyer in writing, on the Closing Date there will not be (i) actual or pending impositions or assessments for public or private improvements with respect to any Real Property or Leased Property for which the Joint Venture or Harriscope would be liable, or (ii) improvements constructed or planned that would be paid for by means of public or private assessments upon any Real Property or Leased Property for which the Joint Venture or Harriscope would be liable. Neither NST nor the Harris Group has received any actual notice and, to the knowledge of NST and the Harris Group, there is no pending, threatened or contemplated condemnation proceeding affecting any Real Property or Leased Property or any part thereof or of any sale or any disposition of any Real Property or any Leased Property or any portion thereof in lieu of condemnation.

                   (g) On the Closing Date, no material assets used or useful in the business and operations of the Station by the Joint Venture or Harriscope will be located on any real property not included in the Real Properties or leased by the Joint Venture or Harriscope under the Real Property Leases. There is no real property other than as set forth on SCHEDULE 2.14 which is necessary for the conduct of the Joint Venture's or Harriscope's business or the operation of the Station by the Joint Venture or Harriscope.

                   (h) All buildings and improvements owned by the Joint Venture or Harriscope included within the Real Property and any premises leased by the Joint Venture or Harriscope pursuant to a Real Property Lease have been maintained in a suitable condition and in sufficient working order, for the purposes for which it is intended or being used. All water, gas, electrical, utility, telecommunication, sanitary and storm sewage lines and systems and other similar systems located on the Real Properties or servicing the premises leased pursuant to the Real Property Leases have been operating and have been sufficient to enable the Real Properties and Leased Properties to be used and operated in the manner currently being used and operated by the Joint Venture or Harriscope .

                   (i) Neither the Joint Venture nor Harriscope is a "foreign person" or a "foreign corporation" as such terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

              2.15 TAX MATTERS

                   (a) The Joint Venture and Harriscope have filed in a timely manner (taking into account all extension of due dates) all tax returns, reports and forms required to be filed, including, without limitation, income tax returns, withholding tax returns, declarations, of estimated tax and tax reports required to be filed with respect to each of the Joint Venture or Harriscope or any of their income, properties or operations, and have paid in full (except for those Taxes (as defined below) being contested in good faith and set forth on
SCHEDULE 2.15(a)) any taxes, charges, fees, levies, penalties, interest or other assessments, including without limitation, income, sales and use, excise, withholding, employment related taxes, property, sales and franchise taxes, estimated taxes, penalties, interest, assessments and deficiencies imposed by any Governmental Authority ("TAXES") that have become due and payable for, or with respect to, the NST Venture Interest, the Shares, the Joint Venture or Harriscope or their respective operations as of the date hereof. All information provided in such returns, declarations and reports is true, correct and complete. The Joint Venture and Harriscope have withheld all amounts required by law from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal and state law. No Taxes are payable with respect to the Joint Venture or Harriscope or their respective operations for the periods covered by such returns and forms except as shown on such returns and forms, and any such Taxes shown as due and payable on such returns and forms have been paid. Neither the Joint Venture nor Harriscope is a party to any pending action or proceeding, and, to the knowledge of each Seller, there is no action or proceeding threatened by any Governmental Authority against the Joint Venture or Harriscope for audit, assessment or collection of Taxes, and to the best knowledge of the Sellers there is no basis for any such action or proceeding. For purposes of this Agreement, "GOVERNMENTAL AUTHORITY" shall mean any agency, board, bureau, court, commission, department, subdivision, district, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia, or any foreign government or instrumentality.

                   (b) Each Seller has filed all tax returns (taking into account any applicable extensions) and forms required to be filed and has paid in full any Taxes which have become due and payable for, or with respect to, Harriscope, the NST Venture Interest or the Shares. No Taxes are payable with respect to such Seller or its operations for the periods covered by such returns and forms except as shown on such returns and forms, and any such Taxes shown as due and payable on such returns and forms have been paid. Each Seller is not a party to any pending action or proceeding and to such Seller's knowledge, there is no action or proceeding threatened by any Governmental Authority against Harriscope for audit, assessment or collection of Taxes and to the best knowledge of Sellers there is no basis for any such action or proceedings.

                   (c) Adequate provisions in accordance with generally accepted accounting principles in the United States appropriately and consistently applied to each of the Joint Venture and Harriscope have been made in the financial statements of the Joint Venture and Harriscope, respectively, for the payment of all Taxes for which each of the Joint Venture and Harriscope may be liable for the periods covered thereby that were not yet due and payable as of the date thereof, regardless of whether the liability for such Taxes is disputed.

                   (d) No consent has been filed relating to Harriscope pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE").

                   (e) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfers contemplated by this Agreement.

                   (f) The Sellers have made available to Buyer complete and accurate copies of the income and franchise tax returns (including federal income tax returns and reports), and any amendments thereto, filed by or on behalf of Harriscope or the Joint Venture for the taxable years ending December 31, 1992, 1993, and 1994.

                   (g) There is no claim or assessment pending or, to the knowledge of Sellers, Harriscope or the Joint Venture threatened against any of the Sellers, Harriscope or the Joint Venture for any alleged deficiency in Taxes attributable to the Joint Venture or Harriscope, and neither the Sellers, Harriscope, or the Joint Venture knows of any audit or investigation with respect to any liability of the Sellers (and any of their affiliates), Harriscope or the Joint Venture. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Taxes for which Harriscope or the Joint Venture (or any members of the Joint Venture) may be liable.

                   (h) Other than as described in SCHEDULE 2.15(h), Harriscope has not taken any positions, with respect to the treatment of any items, that lack "substantial authority" (pursuant to Code Section 6662(d)(2)(B)) such that there could be a "substantial understatement" of income tax (pursuant to Code
Section 6662(d)(1)) for any taxable year of Harriscope.

                   (i) At no time during its existence has Harriscope been a member of an affiliated group of corporations as defined in Code Section 1504.

              2.16 BOOKS AND RECORDS

                   The books and records of Harriscope and, to the knowledge of the Sellers, the Joint Venture, are complete and correct in all material respects and accurately reflect all material transactions of the Joint Venture and Harriscope during the periods covered by such books and records. The minute books of Harriscope as previously made available to Buyer contain records accurate in all material respects of all meetings and actions by consent and reflect the corporate action taken by the stockholders and Board of Directors of Harriscope in such meeting or by such consents accurately in all material respects. All material applications, returns, reports and statements required to have been filed by Harriscope and, to the knowledge of the Sellers, the Joint Venture and the Station with any Governmental Authority have been filed and are true, correct and complete in all material respects. Neither NST nor the Harris Group has received written notice from the FCC of any failure to make any applicable filings or comply with any material compliance matters, nor has NST or the Harris Group received any written complaint or notice that the public file of the Station is incomplete in any respect.

              2.17 CONTRACTS AND COMMITMENTS

                   (a) SCHEDULE 2.17 contains a true, complete and correct list and description of all written, and, to the knowledge of NST and the Harris Group, oral, contracts, agreements, understandings, obligations and commitments of the Joint Venture or Harriscope of any kind or nature (including all Program Contracts), other than (i) miscellaneous service or other contracts or commitments which do not require payments of more than $10,000 each or $100,000 in the aggregate, (ii) contracts for sale of advertising for cash payments and
(iii) unfulfilled trade-out agreements, or similar contracts, commitments or understandings to provide broadcast time (collectively, "TRADE AGREEMENTS") of less than $5,000 each or $25,000 in the aggregate.

                   (b) (i) Each of the agreements set forth on SCHEDULE 2.17 hereto (a "SPECIFIED CONTRACT") is a valid and binding agreement of the Joint Venture or Harriscope, as the case may be, enforceable against the Joint Venture or Harriscope in accordance with its terms except to the extent limited by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors' rights and general equity principles.

                        (ii) Harriscope and, to the knowledge of the Sellers, the Joint Venture have fulfilled all material obligations required pursuant to the Specified Contracts to have been performed by the Joint Venture or Harriscope on their part prior to the date hereof (other than payments of accounts payable after the due date thereof in accordance with past practices of the Joint Venture or Harriscope); and

                        (iii) Harriscope and, to the knowledge of the Sellers, the Joint Venture are not in material breach of or in default under any material Specified Contract, and no occurrence, event or development has occurred which with the passage of time or giving of notice or both would constitute such a default by the Joint Venture or Harriscope, result in a loss of material rights or result in the creation of any Encumbrance thereunder or pursuant thereto.

                   (c) Except as set forth on SCHEDULE 2.17, the continuation, validity and effectiveness of each Specified Contract will not be affected by the transactions contemplated herein.

                   (d) True, correct and complete copies of all written Specified Contracts have been delivered or made available by the Sellers to Buyer.

                   (e) Except as set forth on SCHEDULE 2.17, the Joint Venture and Harriscope are in compliance in all material respects with all of their respective obligations with respect to the payment of licensing fees for all video and audio programming broadcast by the Station, including having made reserves which are reasonably believed to be adequate to cover any and all payments which may be due for past periods with respect to such rights, including but not limited to payments to ASCAP and BMI.

                   (f) Each film or program license or contract under which the Joint Venture or Harriscope is authorized to broadcast film product or programs on the Station, including, without limitation, all cash and non-cash (barter) program contracts are set forth on SCHEDULE 2.17, other than contracts requiring payments by the Joint Venture less than $10,000 each or $100,000 in the aggregate (collectively, the "PROGRAM CONTRACTS").

              2.18 PERMITS

                   The Joint Venture and Harriscope each have all requisite licenses, permits, certificates and other authorizations, including any applicable environmental, health and safety permits, from Governmental Authorities necessary and material to conduct their respective businesses and to own and operate the Assets and in the case of the Joint Venture, the Station (collectively, the "PERMITS"). SCHEDULE 2.18 sets forth a list, true, correct and complete in all material respects, of all such Permits, copies of which have previously been delivered or made available by the Sellers to the Buyer. Each of the Joint Venture and Harriscope has operated and continues to operate the Station in accordance with, and is presently in compliance in all material respects with, applicable statutes and regulations of the United States of America, the State of Illinois and each municipality and authority having jurisdiction over the Station.

              2.19 EMPLOYEE RELATIONS, ERISA AND EMPLOYEES

                   (a) To the knowledge of NST and the Joint Venture, each of the Joint Venture and Harriscope is in compliance in all material respects with all laws, rules, regulations, and interpretations of any Governmental Authority respecting employment and employment practices (including anti-discrimination laws, rules and regulations), terms and conditions of employment, and wages and hours, and there are no arrears in the payment of wages, unemployment compensation, worker's compensation or social security taxes or underfunding of workers' compensation insurance premiums. Neither NST nor the Harris Group has received notice of any non-compliance (which remains uncured) by the Joint Venture of any material law, rule, regulation or interpretation of any Governmental Authority respecting employment and employment practices (including anti-discrimination laws, rules and regulations), terms and conditions of employment and wages and hours. To the knowledge of NST and the Harris Group, there are no arrears in the payment of wages, unemployment compensation, worker's compensation or social security taxes or underfunding of workers' compensation insurance premiums with respect to the Joint Venture.

                   (b) SCHEDULE 2.19 sets forth a list of all pension, retirement, profit-sharing, deferred compensation, and group insurance benefit plans that are employee pension benefit or employee welfare benefit plans as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") of which the Joint Venture or Harriscope is plan sponsor or administrator (collectively, the "BENEFIT PLANS"). To the knowledge of Sellers, all of the Benefit Plans are in material compliance with all applicable law.

                   (c) None of the Benefit Plans is subject to Title IV of ERISA. Harriscope has no, and, to the knowledge of NST and the Harris Group, the Joint Venture has no, liability arising under Title IV of ERISA.

                   (d) Except as disclosed in SCHEDULE 2.19(d), with respect to each Benefit Plan, (i) there is no material accrued liability for any Benefit Plan that is not reflected in the Financial Statements; (ii) each plan intended to qualify under Section 401(a) of the Code (A) has been determined by the Internal Revenue Service to so qualify and (B) with respect to all periods for which a favorable determination does not yet exist, has been timely and properly submitted to the Internal Revenue Service for a determination of its qualified status retroactive to all periods of its existence for which another favorable determination letter is not in effect as to the entire plan; (iii) to the best knowledge of NST and the Harris Group, no act or omission of the Joint Venture or Harriscope has occurred which could cause the loss of such qualification for any time period, and, to the knowledge of Sellers, no Benefit Plan has been operated in a manner that may be reasonably likely to cause it to be disqualified in operation under the Code or ERISA; and (iv) the Joint Venture,

Harriscope and any plan administrator designated by the Joint Venture or Harriscope has complied in all material respects with all applicable reporting and disclosure requirements under Title I of ERISA.

                   (e) Except as set forth on SCHEDULE 2.19, no collective bargaining agreement or other contract, agreement or understanding of any kind, written or oral, with any trade or labor union, employees' association or similar organization is in effect or due to take effect with respect to any employee of the Joint Venture or Harriscope.

                   (f) Except as set forth on SCHEDULE 2.19, (i) there are no strikes, work stoppages, lockouts, slow downs, labor disputes, grievance proceedings or other controversies pending or to the knowledge of any Seller threatened in writing between the Joint Venture or Harriscope and any employees, trade or labor union, employees' association or similar organization. Neither Harriscope nor, to the knowledge of NST and the Harris Group, the Joint Venture has committed or engaged in any unfair labor practices in connection with the operation of the business of the Joint Venture or Harriscope and, to the knowledge of NST and the Harris Group, there is no pending or threatened charge or complaint against the Joint Venture by or with the National Labor Relations Board or any comparable state agency.

                   (g) SCHEDULE 2.19 sets forth a list of all employees of the Joint Venture and Harriscope and certain related information. Any contracts and agreements for employment, whether oral or written, with the Joint Venture or Harriscope are listed in SCHEDULE 2.19. The transactions contemplated by this Agreement will not result in or give rise to any severance payment, "golden parachute" payment, or other compensation under any contracts, agreements, plans, policies or other arrangements.

              2.20 ENVIRONMENTAL MATTERS

                   (a) To the knowledge of each Seller, there are no pending or threatened actions, suits, claims, legal proceedings or any other administrative proceedings based on the Environmental Laws or the use, storage or discharge of Hazardous Materials relating to the Real Properties or the Leased Properties (collectively, the "PROPERTIES") or any part thereof, or otherwise arising from the Joint Venture's or Harriscope's activities at the Properties involving Hazardous Materials.

                   (b) To the knowledge of each Seller, there are no known conditions, procedures or any other facts or circumstances which may be reasonably likely to give rise to claims, expenses, losses, liabilities, or governmental action against the Joint Venture or Harriscope in connection with any Hazardous Materials present at or disposed of from the Properties, including without limitation the following conditions arising out of, resulting from, or attributable to, the Assets, business, or operations of the Joint Venture or Harriscope at the Properties:
(i) the presence of any Hazardous Materials on the Properties or the release or threatened release of any Hazardous Materials into the environment from the Properties; (ii) the off-site disposal of Hazardous Materials originating on or from the Properties or the business or operations of the Joint Venture or Harriscope; (iii) the release or threatened release of any Hazardous Materials into any storm drain, sewer, septic system or publicly owned treatment works;
(iv) any noncompliance with any material requirements of any Governmental Authority governing occupational safety and health, or presence or release in the air and water supply systems of the Properties of any substances that pose a hazard to human health or an impediment to working conditions; or (v) any facility operations, procedures or designs, which do not materially conform to the material statutory or regulatory requirements of any Environmental Laws.

                   (c) Neither friable asbestos-containing materials nor, to the knowledge of each Seller, polychlorinated biphenyls, are present on or in the Properties in violation of any Environmental Laws. To the knowledge of NST and the Harris Group, any such materials that have been removed have been so removed in full compliance with all applicable laws, rules and regulations regarding the removal of such substances.

                   (d) To the knowledge of NST and the Harris Group, the Properties contain no underground storage tanks, or underground piping associated with tanks, used currently or in the past for the storage or transmission of Hazardous Materials, provided that the properties may contain two underground storage tanks which will not violate Environmental Laws or require remediation.

                   (e) For purposes of this section, "HAZARDOUS MATERIALS" means any wastes, substances, or materials, whether solids, liquids or gases, that are deemed hazardous, toxic, pollutants, or contaminants, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. Section 9601 ET SEQ.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 ET SEQ.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802
ET SEQ.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 ET SEQ.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 ET SEQ.; or other applicable laws of any Governmental Authority, including any rules, regulations, orders, or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules, orders, or ordinances now or hereafter in effect relating to the protection of human health and the environment (collectively

"ENVIRONMENTAL LAWS"). "Hazardous Materials" includes but is not limited to polychlorinated biphenyls (PCBs) and asbestos.

              2.21 ABSENCE OF CERTAIN CHANGES OR EVENTS

                   As of the date of this Agreement, except as set forth on
SCHEDULE 2.21 and except for the transactions contemplated by this Agreement, since the date of the Current Financial Statements, neither the Joint Venture nor Harriscope has entered into any transaction which is not in the usual and ordinary course of business and consistent with past practices, and, without limiting the generality of the foregoing, neither the Joint Venture nor Harriscope has other than in the usual and ordinary course of business:

                   (a) except for scheduled payments under the Harris Note, repaid or incurred any intercompany borrowings or advances from any affiliate of the Joint Venture or Harriscope;

                   (b) subjected the NST Venture Interest or the Shares to any Encumbrance;

                   (c) subjected any of the Assets to any Encumbrances except for Permitted Liens;

                   (d)  sold, assigned or transferred any of its material
Assets;

                   (e) made any material amendment to or termination of or waived any material rights under any Real Property Lease, Personal Property Lease or Specified Contract or done any act or omitted to do any act which may be reasonably likely to cause a material breach or default of any Real Property Lease, Personal Property Lease or Specified Contract (other than late payments in accordance with past practice);

                   (f) suffered any losses or incurred any liabilities or obligations or suffered any Claim, in excess of $250,000 in the aggregate for insured matters and $25,000 in the aggregate for uninsured matters;

                   (g) made any changes in compensation payable by the Joint Venture or Harriscope to its officers, directors or employees;

                   (h) declared, set aside or paid any dividend or distribution in respect of, or purchased, redeemed or otherwise acquired any of its capital stock of Harriscope or NST Venture Interest, but only to the extent that such dividend, distribution, purchase, redemption or acquisition is not to be paid prior to the Closing.

                   (i) changed or agreed to change any accounting principle, practice or method.

              2.22 TRADE NAMES AND OTHER INTANGIBLE PROPERTY

                   (a) SCHEDULE 2.22 sets forth a true, correct and complete list and, where appropriate, a description of, all material intangible property rights, including but not limited to the Joint Venture's rights to the call letters for the Station, United States and foreign, patents, patent applications, trade names, trademarks, trademark registrations, applications for trademark registrations, service marks, service mark applications or registrations, copyright applications or registrations, owned, licensed or used by the Joint Venture, Harriscope or the Station and all licenses and other agreements to which the Joint Venture or Harriscope is a party (as licensor or licensee) or by which the Joint Venture or Harriscope is bound relating to any of the foregoing kinds of property or rights (collectively, the "INTANGIBLE PROPERTY"). True, correct and complete copies of all material applications, registrations, licenses and other agreements and instruments relating to the Intangible Property have been previously delivered or made available by the Joint Venture and Harriscope to Buyer.

                   (b)  Except (i) as otherwise disclosed in SCHEDULE 2.22, and
(ii) as to programming licensed to the Joint Venture or Harriscope from third parties, the Joint Venture or Harriscope is the sole and exclusive owner of all material Intangible Property owned by it. The Intangible Property owned, licensed or used by the Joint Venture or Harriscope is sufficient to conduct the Station's business as presently conducted. Neither the Joint Venture nor Harriscope has received written notice of, or has knowledge of, a claim against the Joint Venture or the Station that any of their operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other intangible property right of a third party, or that the Joint Venture is illegally or otherwise using the trade secrets, formulae or any intangible property rights of others. Neither the Joint Venture nor Harriscope has material disputes with or claims against any third party for infringement by such third party of any trade name or the Intangible Property of the Joint Venture or Harriscope. The Joint Venture and Harriscope have taken all steps reasonably necessary to protect their respective right, title and interest in and to the Intangible Property.

              2.23 NO SHARED ASSETS OR OPERATIONS

                   Except as set forth on SCHEDULE 2.23, neither the Sellers, the Joint Venture nor Harriscope share, exchange or mutually use any assets or personnel (or any costs or expenses associated therewith) used in connection with the business and operations of the Station with any Seller or any entity controlling, controlled by or under common control with any Seller. Except
(a) as set forth on SCHEDULE 2.23, (b) management fees paid to Harriscope,
(c) payments under the Harris Note, and (d) distributions of cash to be made to NST, Harriscope or the

Stockholders, as the case may be, prior to the Closing Date, neither the Joint Venture nor Harriscope has any contractual relationships with, or is required to make any payments to, any Seller or any entity controlling, controlled by or under common control with any Seller.

              2.24 DISCLOSURE

                   No representation or warranty by any Seller in this Agreement or any ancillary agreement, certificate, exhibit or schedule to be delivered pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact by such Seller or omits or shall omit to state any material fact necessary to make the statements contained herein or therein by such Seller not misleading.

         3.   REPRESENTATIONS OF BUYER

              Buyer represents and warrants to the Sellers as follows:

              3.1  ORGANIZATION AND AUTHORITY OF BUYER

                   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full and unrestricted power and authority to own its properties and to carry on its business as now being conducted. Buyer has full power to execute and deliver this Agreement and the agreements contemplated by this Agreement and to consummate the transactions contemplated hereby. Copies of the Certificate of Incorporation and Bylaws of Buyer, each as amended to date and certified by the Secretary of Buyer will be delivered to Sellers within 10 days of the date of this Agreement.

              3.2  AUTHORIZATION

                   This Agreement has been, and the other agreements contemplated by the transaction to be consummated hereby to which Buyer is a party, will be at or prior to the Closing, duly authorized, executed and delivered by Buyer. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby will when executed, constitute the valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms except to the extent limited by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors' rights and general equity principles. Except as set forth on SCHEDULE 3.2, the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement to which the Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to Buyer; (b) violate the provisions of Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Buyer; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Buyer pursuant to, any contract, indenture, mortgage, deed of trust or other agreement or instrument to which it is a party or by which Buyer or its properties is or may be bound.

              3.3  LITIGATION

                   As of the date of this Agreement, there is no litigation, proceeding or investigation pending or, to the best knowledge of Buyer, threatened, against Buyer or any of its respective assets or properties which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement or might otherwise affect the ability of Buyer to perform the various terms and conditions of this Agreement or of any agreements contemplated herein or to consummate the transactions contemplated hereby.

              3.4  COMPLIANCE WITH LAWS; REGULATORY APPROVALS

                   Buyer is not in violation of any provision of any law, judgment, award, rule, regulation, order, decree, writ or injunction of any Governmental Authority having jurisdiction over Buyer, which violation would materially and adversely affect the ability of Buyer to carry out its obligations hereunder. Except for all consents, approvals and authorizations of the FCC which are necessary for the transfer by the Sellers of the NST Venture Interest and the Shares to Buyer and the expiration of the waiting period under the HSR Act contemplated by Section 6.1, all other governmental and regulatory consents, approvals, authorization and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Buyer and which are necessary and material for the execution, delivery and performance by Buyer of this Agreement have been obtained.

              3.5  FCC APPROVALS

                   To the best of Buyer's knowledge, (i) it and TGI is legally and financially qualified to be the transferee of the FCC License, and (ii) it or TGI has not engaged in any proceeding before the FCC which would prevent or delay the transfer of the FCC licenses as contemplated hereunder, nor is it aware of any claim which would result in such proceeding. The Buyer reasonably believes it is in a position to obtain all FCC consents and FCC approvals necessary to consummate the purchase of the Shares and the NST Interest.

              3.6  INVESTMENT REPRESENTATION

              Buyer is acquiring the Shares from the Stockholders and the NST Venture Interest from NST for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable federal or state securities laws.

              3.7  INFORMATION REPRESENTATION

              Neither Essaness nor Alan Silverman has told Buyer in writing or orally that any of the Sellers' representations and warranties contained herein are incorrect. Except for information previously disclosed to Sellers or their attorneys, Buyer has no actual knowledge that any of the representations or warranties made by Sellers herein are incorrect in any material respect as of the date such representation or warranty was made. It is agreed among the parties that for purposes of this representation, and without otherwise limiting the breadth or scope of the second sentence hereof, Buyer shall be deemed to have disclosed all (i) information contained in written due diligence materials obtained by Buyer, its attorneys or its representatives which have been or will be, prior to Closing, delivered to Sellers or their attorneys and (ii) written and oral information relating to certain tax and environmental matters which have been, or may prior to Closing be, discussed between or among the Sellers or their attorneys or representatives. It is explicitly agreed among the parties that the burden of establishing that this representation is not true (including each element thereof, including that Buyer had such actual knowledge referred to above and that information relating thereto had not been disclosed to Sellers) shall be that of the Sellers. The parties acknowledge that Buyer has, as contemplated by the second sentence hereof, disclosed information relating to Tax matters and environmental matters; and, in clarification of the parties rights and obligations hereunder, the parties agree that Sellers may not claim a breach of this representation by Buyer relating to Tax matters or environmental matters.


         4.   CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

              4.1  CONFIDENTIALITY

                   The Sellers have furnished and will continue to furnish to Buyer and its officers, directors, employees, agents or representatives, including, without limitation, its attorneys, accountants and potential financing sources for the transactions herein contemplated (the "REPRESENTATIVES") certain non-public, confidential or proprietary information in connection with the transactions contemplated by this Agreement. Buyer agrees to maintain the confidentiality of such information (subject to any disclosures required by applicable law), to use such information solely in connection with the consummation of the transactions contemplated hereby, and to transmit such information only to those Representatives of Buyer on a "need to know" basis and who owe to Buyer a duty of confidentiality with respect to such information.

              4.2  PUBLIC ANNOUNCEMENTS

                   No party hereto shall make any announcement regarding the Transactions contemplated by this Agreement to the public prior to the Closing Date without the mutual consent of all of the parties hereto; provided that Oak Industries Inc. ("OAK") or TGI may make such disclosure as may be required or advisable under applicable law, and provided further that in the event that either Oak or TGI has determined that such disclosure is required or advisable, such party shall, to the extent reasonably practicable, provide the other parties hereto (or their representative, as the case may be) with prior notice of such disclosure and an opportunity to review the contents thereof.

         5.   COVENANTS OF THE SELLERS

                   Each Seller severally covenants and agrees that from and after the date of this Agreement through the Closing Date as relates to it, it will comply, and as relates to the Joint Venture or Harriscope, it will cause the Joint Venture or Harriscope, as the case may be, to comply, with the following provisions.

                   It is expressly understood by the parties hereto that Essaness is not selling its interest in the Joint Venture to Buyer and is not a party to this Agreement. Accordingly, Buyer understands and agrees that (i) to the extent any information or other disclosure shall be required to be made specifically as to Essaness either directly or indirectly pursuant to any term or provision herein, to the extent such information or disclosure is not known by Seller, such Seller shall have no obligation or liability if such information or disclosure is not given, and (ii) to the extent that any covenant herein shall require the consent of Essaness, to the extent that such Seller uses reasonable best efforts to seek such consent of Essaness, no such Seller hereunder has or shall have any obligation or liability with respect to the failure to comply with such covenant (other than liability, if any, for Taxes for which indemnification is contemplated by Section 9.1), although Buyer's rights to terminate this Agreement if such failures shall cause a condition to Buyer's obligation to close to not be satisfied shall remain unaffected.

              5.1  ABSENCE OF MATERIAL CHANGES

                   Except as permitted by the prior written consent of Buyer, Sellers shall cause each of the Joint Venture and Harriscope to not violate the following provisions applicable to them. Notwithstanding the previous sentence, no Seller shall have any liability (other than liability, if any, for Taxes for which indemnification is contemplated by Section 9.1) to Buyer (though Buyer's rights to terminate this Agreement if such failures cause a condition to Buyer's obligation to close to not be satisfied shall remain unaffected) if such violation occurs as a result of the action or inaction of Essaness and such Seller does not approve the occurrence of any of the following and uses its reasonable best efforts to prevent the occurrence of any of the following:

                   (a) (i) purchase or redeem any of its NST Venture Interest or capital stock, (ii) convey, pledge or otherwise encumber or transfer any NST Venture Interest or capital stock, or (iii) issue or authorize any additional interests in the Joint Venture or capital stock in Harriscope;

                   (b) merge or consolidate with or into any partnership, corporation or other entity;

                   (c) dissolve, liquidate or wind up the affairs of the Joint Venture or Harriscope or enter into any agreement relating thereto;

                   (d) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals and payments under existing plans or agreements, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees other than in the usual and ordinary course of business other than the payment of one-time cash bonuses to employees payable and paid immediately prior to the Closing, which amounts shall be treated as a liability for purposes of Section 1.4;

                   (e) make any election or give any consent under the Code or the Tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present Tax due, in each case to the extent such action would adversely affect the tax treatment of Buyer or the transactions contemplated hereby;

                   (f) fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary course of business consistent with past practices;

                   (g) cancel, renew, extend, materially amend, waive or otherwise change in any material respect any Specified Contract, Personal Property Lease or Real Property Lease or any provision thereof or enter into any new Specified Contract, Personal Property Lease or Real Property Lease or take or authorize any act or omission constituting a material breach or default under any Specified Contract, Personal Property Lease or Real Property Lease;

                   (h) other than the transfer of the Drake Property contemplated herein, sell, assign, lease or otherwise transfer or dispose of any of the Assets, or acquire any amount of material assets, or enter into any material agreements relating thereto, except in the ordinary course of business consistent with past practices;

                   (i) enter into Trade Agreements, except those which are (i) in the ordinary course of business and consistent with the Station's past business practices, (ii) recorded in the Financial Statements in accordance with generally accepted accounting principles consistently applied, and (iii) under which the Station's obligations under any such Trade Agreement shall be fulfilled in reasonable relation to the amount and timing of consideration therefor received by the Station;

                   (j) enter into any broadcast time sales agreement, contract, commitment or understanding, except those which are in the ordinary course of business and consistent with the Station's past business practices;

                   (k) create or permit to be incurred any Encumbrance on any of the Assets other than Permitted Liens;

                   (l) incur any indebtedness of any kind in excess of the amount of Indebtedness as of the date hereof other than in the usual and ordinary course of business;

                   (m) engage in any transaction with any affiliate other than on terms no less favorable than would be obtained in an arms-length transaction or other than expressly disclosed pursuant to the terms of this Agreement;

                   (n) change or modify any of the Joint Venture's or Harriscope's accounting principles or practices or any method of applying such principles or practices (other than modifying the depreciation lives in a manner than remains consistent with GAAP);

                   (o) amend or modify the Joint Venture Agreement or the Articles of Incorporation or Bylaws of Harriscope;

                   (p) incur any material obligation, liability, or commitment secured or unsecured (whether accrued, absolute, contingent, unasserted or otherwise), with respect to the Station, the Joint Venture or Harriscope, except those which are in the usual and ordinary course of business and consistent with past practices or are immaterial in amount;

                   (q) make any (i) non-cash distributions on its NST Venture Interest or capital stock or (ii) make any cash distributions on its NST Venture Interest or capital stock that is not paid prior to the Closing or (iii) make any cash distributions on or after the first day of the calendar month immediately prior to the month in which the Closing occurs that would cause the cash balance of the Joint Venture on the Closing Statement to go below the Closing Month Adjustment except that such distributions otherwise restricted under (iii) above may be made to the extent that the Sellers recontribute to the Joint Venture 74.5% of the amount that would cause such cash balance to again equal the Closing Month Adjustment;

                   (r)  reclassify or recapitalize its capital structure;

                   (s) except for repayments of the Harris Note, repay or incur any intercompany borrowings or advances from any affiliate of the Joint Venture or Harriscope;

                   (t) subject the NST Venture Interest or the Shares to any Encumbrance;

                   (u) suffer any loss or incur any liabilities or obligations or suffer any Claim, in excess of $500,000 in the aggregate for Insured matters and $250,000 in the aggregate for uninsured matters; or

                   (v) commit or agree to do any of the foregoing in the future.

              5.2  TAXES

                   (a)  PRE-CLOSING TAX LIABILITIES.  On or prior to the
Closing Date, the Joint Venture, Harriscope and each Seller will, on a timely basis (taking into account any applicable extensions), file or cause to be filed all tax returns for and pay in full in a timely manner any and all Taxes which shall become due or payable on account of the operation of the business of the Joint Venture and Harriscope, the ownership of the Assets or the ownership of the NST Venture Interest or Shares to the Closing Date.

                   (b) POST-CLOSING TAX LIABILITIES IN RESPECT OF PRE-CLOSING PERIODS. The Stockholders shall prepare a calculation of any Taxes of Harriscope that have accrued but not been paid prior to the Closing Date, for all taxable periods that end, with respect to Harriscope, on or before the Closing Date (including any short period ending on the Closing Date) and shall duly prepare in a manner reasonably acceptable to Buyer any Tax returns or other Tax filings relating to such taxable periods and shall deliver any such return or filing to Buyer at a reasonable amount of time prior to the due date for such return or filing (taking into account any applicable extensions) or the due date for the payment of any Tax shown on such return or filing. The Sellers, Buyer and Harriscope shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of such tax returns to Buyer. All Taxes shown and not paid on the calculation shall be included as a liability of Harriscope for purposes of
Section 1.4. The Stockholders and NST shall prepare a calculation of any Taxes of the Joint Venture that have accrued but not been paid prior to the Closing Date, for all taxable periods that end, with respect to the Joint Venture, on or before the Closing Date (including any short period ending on the Closing Date) and shall duly prepare in a manner reasonably acceptable to Buyer any Tax returns or other Tax filings relating to such taxable periods and shall deliver any such return or filing to Buyer at a reasonable amount of time prior to the due date for such return or filing (taking into account any applicable extensions) or the due date for the payment of any Tax shown on such return or filing. The Sellers, Buyer and Harriscope shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of such tax returns. All Taxes shown and not paid on the calculation shall be included as a liability of the Joint Venture for purposes of Section 1.4. Sellers shall promptly indemnify Buyer pursuant to Section 9.1 to the extent the amount shown on the calculation is less than the amount of Tax ultimately determined to be due in respect of the periods covered by the calculation.

                   (c) TAX LIABILITIES IN RESPECT OF PERIODS THAT STRADDLE THE CLOSING DATE. For any tax periods beginning before the Closing Date and ending after the Closing Date, Buyer shall prepare or cause to be prepared all tax returns or filings for the Joint Venture or Harriscope that are filed after the Closing Date. The Sellers, Buyer and Harriscope shall cooperate and consult fully in good faith, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of tax returns pursuant to this section. However, all decisions concerning the preparation or filing of any returns, and the payment of any tax, on behalf of Harriscope or the Joint Venture, in respect of periods beginning before the Closing Date and ending after the Closing Date shall be in the reasonable discretion of Buyer (subject to applicable law and the obligation to cooperate and consult in good faith with Sellers).

                        Buyer and Sellers agree for all tax reporting and other purposes that profit and loss of the Joint Venture for any taxable period that includes the Closing Date shall be allocated among the partners of the Joint Venture as if the Closing Date were the last day of the such taxable period. Accordingly, income and loss of the Joint Venture (calculated in accordance with applicable tax rules and regulations) for periods up to and including the Closing Date shall be allocated among the persons who were partners of the Joint Venture up to the Closing Date, and income and loss of the Joint Venture for periods after the Closing Date shall be allocated among the partners of the Joint Venture as of and following the Closing Date. For purposes of determining Sellers' indemnity obligations under Section 9.1, income Taxes imposed on Harriscope in respect of any period within which the Closing Date occurs shall be allocated to the portion of such period ending on the

Closing Date by treating the Closing Date as if it were the last day of a taxable period.

              5.3  COMPLIANCE WITH LAWS, SPECIFIED CONTRACTS AND LEASES

                   The Joint Venture, Harriscope and each Seller will comply in all material respects with all material laws, rules and regulations which are applicable to them and the Joint Venture, Harriscope, and each Seller will comply in all material respects with all material laws, rules and regulations applicable to their ownership of the Assets or the NST Venture Interest or the Shares, as the case may be, or to the conduct of their business, and will perform and comply in all material respects with all Specified Contracts, Personal Property Leases and Real Property Leases. All such applications, reports, returns and statements contemplated by Section 2.16 shall continue to be filed on a current basis until the Closing Date, and will be true, correct, and complete in all material respects.

              5.4  AFFIRMATIVE COVENANTS

                   (a) The Joint Venture and Harriscope shall carry on their respective businesses and the business of the Station substantially in the same manner as heretofore conducted;

                   (b) The Tangible Personal Property shall be maintained in a suitable condition and in sufficient working order for the purposes for which they are used and currently intended to be used, consistent with past practices;

                   (c) The Joint Venture and Harriscope shall take such action as reasonably necessary to contest any challenge to any Permit or License and any efforts at the FCC which would adversely affect the broadcast license of the Station (it being agreed that actions relating directly to the consummation of the transactions contemplated by this Agreement are not intended to be covered by this subsection, but rather are covered by Section 6.1 hereof);

                   (d) The Joint Venture and Harriscope shall maintain in full force and effect existing insurance coverage on the Assets;

                   (e) The Station shall be operated in conformity with the Permits and the Licenses, with the Communications Act of 1934, as amended, with the rules and regulations of the FCC and with those rules and regulations of any other Governmental Authority with jurisdiction over the Joint Venture, Harriscope or the Station. The Permits and Licenses for the Station shall at all times remain in full force and effect, and the Joint Venture and Harriscope shall take all actions necessary to maintain them as such;

                   (f) The Joint Venture shall remove, or pay the cost of the cost of removing, the cause of any violation, breach or default of the Permits or Licenses, the Communications Act of 1934, as amended, and the rules and regulations of the FCC and of any other Governmental Authority which occurs prior to the Closing Date, including the payment of any fines that may be asserted for any such violation (other than those being contested diligently and in good faith; provided that the Sellers shall be obligated to remove or pay only 74.5% of the cost of removing such violation, breach or default upon a final determination of liability post-Closing);

                   (g) The Joint Venture and Harriscope shall not change the call letters or channel position of the Station or change the channel position of the Station on any cable system;

                   (h) The Joint Venture and Harriscope shall not accelerate, discount, sell or assign any accounts receivable or substantially alter its policies regarding the cash or credit sales of advertising time except in accordance with the Station's previous policies and practices;

                   (i)  The Sellers shall cause the Joint Venture and
Harriscope to furnish to Buyer as soon as available, and in any event within 40 days following the end of each month commencing with September, 1995, unaudited balance sheets of the Joint Venture and Harriscope as of such month (in the case of the Joint Venture) or quarter (in the case of Harriscope) together with the related statements of income or operations, cash flows and changes in capital accounts or stockholders' equity, for the month (in the case of the Joint Venture) or quarter (in the case of Harriscope) and the fiscal year to date then ended, which financial statements will be prepared from the books and records of the Joint Venture and Harriscope in accordance with past practices, generally accepted accounting principles consistently applied;

                   (j) The Joint Venture and Harriscope shall promptly provide or make available to Buyer copies of all correspondence, applications, returns, reports and statements filed with the FCC or placed in the Station's public file in connection with the operation of the Station;

                   (k) The Joint Venture and Harriscope shall, consistent with the needs of the Station, maintain in all material respects film usage schedules and amortization schedules consistent with past practice, and shall pay all obligations and liabilities that are due and payable under the Specified Contracts, the Personal Property Leases and the Real Property Leases in a timely manner. If reasonably requested by Buyer, the Sellers shall provide evidence reasonably satisfactory to Buyer of the payment of such obligations and liabilities;

                   (l) Except for the members of the management board of the Joint Venture, no Seller nor Harriscope shall require or cause the full-time employees of the Joint Venture or Harriscope to perform duties that are not directly related to the business and operations of the Station;

                   (m) Each Seller shall preserve its existence and shall take all corporate or joint venture action required under the laws of any state having jurisdiction over the Joint Venture or Harriscope to effectuate the transactions contemplated by this Agreement;

                   (n) Except for maintenance, acts of "force majeure" and past practice in compliance with applicable law, the Joint Venture shall continuously operate the Station at not less than 80% of its authorized power. To the extent that any of the Sellers becomes aware of such event, such Seller shall promptly notify Buyer in writing if the Station broadcasts at less than its authorized power for more than thirty (30) consecutive minutes; and

                   (o) Sellers shall use their reasonable best efforts to cause the Joint Venture and Harriscope to have its financial statements for the year ending December 31, 1995 prepared on or before February 15, 1996 (which statements, in the case of the Joint Venture, shall be audited).

              5.5  LABOR MATTERS

                   Sellers will advise Buyer of the status of collective bargaining negotiations relating to the employees of the Joint Venture and, at Buyer's request, use reasonable best efforts (including obtaining any required consent of any union) to permit Buyer or its representatives to observe all bargaining sessions. The Joint Venture may agree to the terms and conditions of any collective bargaining agreement relating to the employees of the Joint Venture and may enter into any collective bargaining agreement relating to the employees of the Joint Venture (and it is agreed, may be required to do so under applicable law), and it is agreed that if the Joint Venture agrees to any such terms and conditions of any collective bargaining agreement or enters into such collective bargaining agreement without Buyer's written consent, it shall be deemed a breach of this sentence of this covenant, giving rise to all rights and remedies of Buyer applicable to a breach of a covenant made under Section 5 of this Agreement.


                   Notwithstanding the provisions of this Section 5, no Seller shall have any liability (other than liability, if any, for Taxes for which indemnification is contemplated by Section 9.1) to Buyer (though Buyer's rights to terminate this Agreement if such failures cause a condition to Buyer's obligation to close to not be satisfied shall remain unaffected) if such violation occurs as a result of the action or inaction of Essaness and such Seller does not approve the occurrence of any of the preceding and uses its reasonable best efforts to prevent the occurrence of any action or inaction that would cause a breach of such provision.


         6.   FURTHER COVENANTS AND AGREEMENTS

              Each Seller severally covenants and agrees that from and after the date of this Agreement through the Closing Date as relates to it, it will comply, and as relates to the Joint Venture or Harriscope, it will cause the Joint Venture or Harriscope, as the case may be, to comply, with the following provisions.

              6.1  APPLICATION FOR FCC CONSENT; HSR ACT NOTIFICATION

                   (a) As promptly as practicable and no later than ten (10) business days following execution of this Agreement, the Sellers and Buyer shall file an application with the FCC requesting the FCC's consent to the transfer of the NST Venture Interest and the Shares to Buyer (the "FCC APPLICATION"). The parties will use their reasonable best efforts to prosecute the FCC Application diligently and expeditiously to a favorable conclusion (provided that the parties shall not be obligated to participate in any evidentiary hearing at the FCC or to make any payments to the FCC in connection with this transaction other than filing fees). The Sellers and Buyer mutually agree to provide (and each Seller agrees to cause Harriscope and the Joint Venture to provide) whatever additional information the FCC may request in processing the FCC Application, and to furnish such information within the time established by the FCC in its request and any reasonable and necessary extension thereof, and otherwise to cooperate in the filing and processing of the FCC Application.

                   (b)  As promptly as practicable and no later than fifteen
(15) days following execution of this Agreement, the Sellers and Buyer shall file all required notifications and documentation (other than information required pursuant to any "second request", which will be filed promptly if required) required by the HSR Act (the "HSR NOTIFICATIONS"). The parties will use their respective reasonable best efforts to prosecute the HSR Notifications diligently and expeditiously to a favorable conclusion. The Sellers and Buyer mutually agree to provide (and each Seller agrees to cause Harriscope and the Joint Venture to provide) timely whatever additional information the appropriate regulatory authorities may request in processing the HSR Notifications, and otherwise to cooperate in the filing and processing of the HSR Notifications.

              6.2  INSPECTION OF THE STATION; ENGINEERING INSPECTION

                   Upon reasonable advance notice, Buyer and Buyer's representatives may make, during normal business hours, such investigation of the Joint Venture's and Harriscope's properties, books, records, contracts, commitments, facilities, premises and Assets, including the Station, as they deem necessary or advisable to familiarize themselves with such matters. All requests made by Buyer's representatives in connection with any such investigation shall be made to a single representative designated by the Sellers. Buyer's representatives shall have reasonable access during normal business hours to the properties, documents, books, contracts, commitments, facilities, premises and records of the Sellers in the Sellers' possession and the Sellers shall cause the employees of the Station to furnish Buyer or its representatives with such available information with respect to such matters as Buyer shall from time to time reasonably request and otherwise to cooperate with Buyer in the conduct of any investigations that Buyer wishes to conduct. Prior to the Closing, Buyer and Buyer's consulting engineers and other representatives of Buyer may, at Buyer's expense, conduct engineering and other tests and inspections of the Station and the Assets.

              6.3  ENVIRONMENTAL INVESTIGATION

                   Upon reasonable advance notice, Buyer and Buyer's representatives may enter, inspect and investigate the Properties, such inspection to be completed prior to Closing. In order to complete such investigation, Buyer or its representative shall have the right but not the obligation: (a) to conduct tests (including a "Phase I" and/or "Phase II" environmental study) of the structures, soil, surface or subsurface waters, and air quality at, in, on, beneath or about the Properties, in a manner consistent with good engineering practice; (b) to inspect all records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to Hazardous Materials or other environmental conditions; and (c) to inspect all buildings and Tangible Personal Property at the Properties for friable asbestos-containing materials or other Hazardous Materials. The Sellers agree to permit Buyer reasonable access to all portions of the Properties, during regular business hours; provided, however, that any inspection pursuant to this provision shall be commenced by Buyer within thirty
(30) days of the execution of this Agreement, and provided further that within fifteen (15) days after the receipt by Buyer of any third-party report relating to such investigation, Buyer shall inform Sellers of any issues it believes are relevant to the provisions of this Agreement. Buyer shall have the right to terminate its obligations under this Agreement without penalty upon written notice to Sellers in the event that Buyer's environmental investigation discloses any violation of or any remedial work required by any applicable laws to the Joint Venture or Harriscope which would cost in excess of $250,000 in the aggregate to cure and remediate; PROVIDED, HOWEVER, that the Sellers shall have the right either to take or cause to be taken remedial action as is necessary to eliminate such violation(s) and complete such remedial work so as to eliminate any liability which could arise therefrom, and, in the event of such curative and remediative action, Buyer shall not be entitled to terminate this Agreement pursuant to this sentence. Buyer agrees to keep and hold confidential any and all reports, summaries, studies or results that are the product of its pre-Closing investigations of the Properties, to provide copies of such reports to Sellers within five business days of receipt of any request therefrom, and not to disclose such reports without the written consent of the Sellers or unless required to do so by applicable law or in connection with any legal action. Buyer agrees to notify Sellers prior to initiating a Phase II environmental study. In addition, Buyer shall obtain insurance of at least $1 million as relates to the conduct of the Phase I and/or Phase II environmental study prior to conducting any such study, naming as additional insureds such entities as Sellers shall reasonably request and providing Sellers with a copy of the certificate of insurance relating thereto.

              6.4  RESTRICTIONS ON TRANSFER OF NST VENTURE INTEREST AND SHARES

                   (a) From the date of this Agreement until the Closing, no Seller shall directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, (i) assign, sell, mortgage, pledge, hypothecate or otherwise dispose of or encumber, or permit or suffer to exist any Encumbrance on, all or any portion of its respective NST Venture Interest or Shares or the Assets (other than Permitted Liens on the Assets) or such Seller's direct or indirect, legal or beneficial interest in the Joint Venture or Harriscope or such Seller's rights and obligations under either the Joint Venture Agreement or this Agreement or change such Seller's ownership percentage in the Joint Venture or the Shares or (ii) admit new or additional members or stockholders to the Joint Venture or Harriscope or (iii) transfer any rights or obligations hereunder without the prior written consent of Buyer, which may be withheld in Buyer's sole and absolute discretion or (iv) enter or continue negotiations or enter into any contract, agreement or understanding of any kind with respect to the matters described in (i), (ii) and (iii).

              6.5  CONTROL OF THE STATION

                   Prior to Closing, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Station; such operation, including complete control and supervision of all of the Station's programs, employees, and policies, shall be the sole responsibility of the Joint Venture. The provision of services by TGI to the Joint Venture as contemplated by the Network Affiliation and Representation Agreement between the Joint Venture and Telemundo Group, Inc. shall not be construed as constituting such control or supervision. On and after the Closing, the Sellers shall not, directly or indirectly, control, supervise or direct the operation of the Station.

              6.6  CONSENT TO TRANSACTION

                   Each Seller waives any rights such Seller may have under the Joint Venture Agreement, the Shareholders Agreement pertaining to Harriscope dated May 1, 1980 (the "SHAREHOLDERS AGREEMENT"), or otherwise to object to or otherwise restrict the transfer of the NST Venture Interest or the Shares contemplated by this Agreement or to purchase the NST Venture Interest or the Shares as contemplated by this Agreement and consents to the transactions contemplated herein.

              6.7  NOTICES

                   The Sellers shall promptly notify Buyer in writing of, and furnish to Buyer any information that the Buyer may reasonably request with respect to, the occurrence of any event or the existence of any state of facts that would result in the Sellers' representations and warranties not being true in any material respect as of the Closing Date or which as of the Closing Date would substantially impair the Sellers' ability to perform their obligations under this Agreement. No notification pursuant to this Section shall in any manner constitute a waiver by Buyer of any of the conditions precedent to the Closing hereunder.

              6.8  SUPPLEMENT TO DISCLOSURES

                   Sellers shall update the schedules to this Agreement from time to time prior to Closing to reflect matters or circumstances that, if known or existing at the time the Agreement was executed, would have been included on such schedules. Notwithstanding the preceding sentence, for purposes of determining the parties rights and obligations under this Agreement, the schedules delivered by the Sellers shall be deemed to include only that information contained therein on the date of this Agreement.

              6.9  REPRESENTATIONS, ETC.

                   Disclosure of any matter set forth in any one schedule (or in this Agreement) shall, if reasonably described, be deemed to be set forth on any other schedule for which such matter is applicable.

              6.10 DRAKE PROPERTY

                   Prior to the Closing, Sellers shall have caused the Joint Venture to have sold, transferred or distributed to its partners the Drake Avenue Property (as previously described to Buyer), including all liabilities related thereto (and shall be done in a manner that will not create any Tax liability to the Joint Venture or

Harriscope, other than liabilities which are fully indemnified under the terms of this Agreement).


              6.11 OTHER COVENANTS

                   (a) Sellers shall cause the Harris Note to be repaid in full and the security interest relating thereto to be released prior to Closing.

                   (b) The Joint Venture shall maintain substantially the same type of, and substantially the same expenditures on, advertising, community affairs and promotion as it has supplied for comparable previous periods.

                   (c) Sellers shall be responsible for satisfying (on or after Closing) the BMI liability described to Buyer which is in existence on the Closing Date.

                   (d) On or prior to Closing, Sellers will provide the tax basis for U.S. federal income tax purposes in each of the material Assets of the Joint Venture as set forth in the Joint Venture's books and records as of the Closing Date, and will provide a statement as to the tax basis for U.S. federal income tax purposes of Harriscope as of the Closing Date in the Harriscope Interest.

         7.   CONDITIONS TO OBLIGATIONS OF BUYER PRIOR TO THE CLOSING

              The obligations of Buyer under this Agreement to consummate the Closing are subject to the fulfillment, on or before the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of Buyer.

              7.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE SELLERS; COMPLIANCE WITH COVENANTS AND OBLIGATIONS

                   The representations and warranties of the Sellers shall be true on and as of the Closing Date in all material respects as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Buyer or except for representations and warranties which refer to a specified date (which shall be true in all material respects on such specified date). The Sellers shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each Seller, prior to or at the Closing Date.

              7.2  CORPORATE AND OTHER PROCEEDINGS

                   All corporate and other similar proceedings required to be taken on the part of each Seller and Harriscope to authorize or carry out this Agreement shall have been taken.

              7.3  GOVERNMENTAL APPROVALS

                   (a) An FCC Order approving the transfer of the NST Venture Interest and the Shares to Buyer shall have become a Final Order. For purposes of this Section 7.3, (a) an "FCC ORDER" means an order of the FCC, or of the Mass Media Bureau acting under delegated authority, approving the transfer of the NST Venture Interest and the Shares to Buyer in accordance with this Agreement, as proposed in the FCC Application filed pursuant to Section 6.1 of this Agreement, without conditions (other than existing License conditions as of the date hereof) that (i) are materially adverse to Buyer (or TGI) or (ii) in any way materially diminish the Buyer's operating rights with respect to the Station, except any such condition expressly accepted by Buyer in writing, and
(b) a "FINAL ORDER" means an FCC Order that is no longer subject to judicial, administrative or any other review; provided that, at Buyer's sole option and subject to paragraph (b), upon at least ten (10) business days' notice to the Sellers, the Closing may take place after December 31, 1995 following the issuance of an FCC Order approving the transfer of the NST Venture Interest and the Shares to Buyer but before a Final Order.

                   (b) In the event that the Closing occurs prior to a Final Order as contemplated by the proviso set forth above, the Buyer acknowledges that it is assuming the risk of Closing prior to the FCC Order becoming a Final Order and agrees to indemnify the Sellers for all reasonable costs and expenses incurred by Sellers in connection with such early Closing after issuance of the FCC Order including but not limited to those costs and expenses arising from Sellers appearing before, or making filings with, the FCC with respect to the FCC Order; provided, that this provision shall not apply to the extent any challenge to the FCC Order relates to a fact which would have constituted a misrepresentation or breach of Sellers' representations and warranties or obligations under this Agreement.

                   (c) All other consents, approvals and authorizations of any other Governmental Authorities which are necessary for the transfer by the Sellers of the NST Venture Interest and the Shares shall have been obtained and shall no longer be subject to judicial, administrative or other review. The waiting period (and any extensions thereof) as prescribed by the regulations promulgated under the HSR Act shall have expired or shall have been terminated.

              7.4  ADVERSE PROCEEDINGS

                   No preliminary or permanent injunction or temporary restraining order of any federal or state court, and no order or any governmental authority, which prevents or prohibits the consummation of the transactions contemplated by this Agreement, shall be issued and remain in effect.

              7.5  OPINION OF COUNSEL

                   Buyer shall have received an opinion of Fischel & Kahn, Ltd., counsel to the Sellers, and other attorneys acceptable to Buyer, dated as of the Closing Date, in form and substance as shall be reasonably satisfactory to Buyer's counsel.

              7.6  CLOSING DELIVERIES

                   Buyer shall have received at or prior to the Closing each of the following documents:

                   (a) an assignment of the NST Venture Interest, executed by NST, in form and substance satisfactory to Buyer and its counsel, and certificates representing all of the Shares, in the name of Buyer or its designee;

                   (b) a guaranty, executed by a person or entity reasonably acceptable to Buyer (the "Harris Group Guarantor"), and in form and substance reasonably acceptable to Buyer, dated as of the Closing Date pursuant to which the Harris Group Guarantor guarantees the prompt and complete payment and performance of the obligations of the Harris Group under Section 9.1 of this Agreement; it being agreed that the guaranty will be primary (but total liability cannot exceed the limits contemplated by Section 9) and will have a term of six years (subject to extension in the event a Claim or threatened Claim is pending at the end of the six year period which is not resolved prior to the end of such six year period), and will provide that the Harris Group Guarantor will maintain a minimum net worth during the period of the guaranty of $20 million.

                   (c) a guaranty, executed by Oak Industries, Inc. ("Oak"), a publicly traded corporation and the ultimate corporate parent of NST (the "OAK GUARANTOR"), and in form and substance reasonably acceptable to Buyer, dated as of the Closing Date, pursuant to which the Oak Guarantor guarantees the prompt and complete payment and performance of the obligations of NST under Section 9.1 of this Agreement it being agreed that, the guaranty will be primary (but total liability cannot exceed the limits contemplated by Section 9) and will have a term of six years (subject to extension in the event a Claim or threatened Claim is pending at the end of the six year period which is not resolved prior to the end of such six year period).

                   (d) a certificate executed by each Seller evidencing satisfaction by each Seller of the conditions specified in this Section 7;

                   (e) a certificate of the Secretary of State of the state of incorporation or formation of each Seller that is a corporation (each, a "CORPORATE SELLER"), and Harriscope as to the legal existence and good standing of each Corporate Seller, and Harriscope, as of a date no more than five business days prior to the Closing;

                   (f) certificates of the Secretary of each Corporate Seller attesting to the incumbency of each Corporate Seller's officers, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

                   (g) existing title insurance commitments and currently available surveys with respect to the Real Properties;

                   (h) the minute books of Harriscope not previously delivered to Buyer under this Agreement;

                   (i) "FIRPTA" certificates executed by each of the Sellers in a form reasonably acceptable to Buyer. If such certificates are not delivered to Buyer by a Seller, Buyer shall be entitled to withhold 10% of the portion of the Purchase Price payable to such Seller;

                   (j) Resignations of all officers and directors of the Joint Venture and Harriscope who are representatives of the Harris Group or NST, as Buyer may request.

                   (k) Certification by an officer of the Joint Venture or the Sellers that the Harris Note has been repaid in full and the security interest relating thereto has been released.

                   (l) Such other documents, instruments or certificates as the Buyer's counsel may reasonably request to fulfill the terms and conditions of this Agreement.

              7.7  ABSENCE OF MATERIAL CHANGE

                   There shall have been no material adverse changes since the date of the Current Financial Statements in the business, operations, condition (financial or otherwise), properties, assets or liabilities of either the Joint Venture, Harriscope or of the Station (other than those affecting the television broadcast industry or the Chicago television market generally or as may be directly attributable to programming provided by TGI or competition from Univision (assuming compliance with the covenant in Section 6.11(b))), except changes contemplated by this Agreement.

              7.8  CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES

                   Sellers shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for Sellers to consummate the transactions contemplated by this Agreement.

         8.   CONDITIONS TO OBLIGATIONS OF THE SELLERS

              The obligations of the Sellers under this Agreement to consummate the Closing hereunder are subject to the fulfillment, on or before the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Sellers.

              8.1  CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF BUYER

                   The representations and warranties of Buyer in this Agreement shall be true on and as of the Closing Date in all material respects as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Sellers or except for representations or warranties which refer to a specified date (which shall be true in all material respects on such specified date). Buyer shall have performed and complied in all material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing.

              8.2  CORPORATE PROCEEDINGS

                   All corporate proceedings required to be taken on the part of Buyer to authorize or carry out this Agreement shall have been taken.

              8.3  GOVERNMENTAL APPROVALS

                   Subject to Buyer's right under Section 7.3 to proceed to a Closing upon the issuance of an FCC Order, all consents, approvals and authorizations of the FCC and other Governmental Authorities, if any, that are necessary for the consummation by Buyer of the transactions contemplated by this Agreement shall have been obtained. The waiting period (and any extensions thereof) as prescribed by the regulations, promulgated under the HSR Act shall have expired or shall have been terminated.

              8.4  ADVERSE PROCEEDINGS

                   No preliminary or permanent injunction or temporary restraining order of any federal or state court, and no order or any governmental authority, which prevents or prohibits the consummation of the transactions contemplated by this Agreement, shall be issued and remain in effect.

              8.5  OPINION OF COUNSEL

                   The Sellers shall have received an opinion of Akin Gump Strauss Hauer & Feld, LLP, counsel to Buyer and other attorneys acceptable to Sellers, dated as of the Closing Date, in form and substance as shall be reasonably satisfactory to Sellers' counsel.

              8.6  CLOSING DELIVERIES

                   The Sellers shall have received at or prior to Closing each of the following:

                   (a) the Purchase Price, subject to Buyer's right to offset the amount thereof by delivery of the Deposit on the Closing Date to the Sellers pursuant to the Escrow Agreement;

                   (b) a guaranty, executed by TGI, and in form and substance reasonably acceptable to Seller, dated as of the Closing Date, pursuant to which TGI guarantees the prompt and complete payment and performance of the obligations of Buyer under Section 9.3 of this Agreement, it being agreed by the parties that the guaranty will be primary (but total liability cannot exceed the limits contemplated by Section 9) and will have a term of six years (subject to extension in the event a Claim or threatened Claim is pending at the end of the six year period which is not resolved prior to the end of such six year period);

                   (c) a certificate of the President and Chief Financial Officer of Buyer evidencing satisfaction of the conditions specified in this
Section 8;

                   (d) a certificate of the Secretary of State of the State of Delaware as to legal existence and good standing of Buyer as of a date not more than five business days prior to the Closing;

                   (e) a certificate of the Secretary of Buyer attesting to the incumbency of Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3.1; and

                   (f) such other documents, instruments or certificates as the Sellers' counsel may reasonably request to fulfill the terms and conditions of the Agreement.

         9.   INDEMNIFICATION

              9.1  INDEMNIFICATION BY THE SELLERS

                   (a) From and after the Closing, each of NST and the Harris Group, severally, and not jointly, shall indemnify and hold Buyer and Harriscope harmless from and against any and all Claims (as defined below) arising out of or accruing from (i) any misrepresentation or breach of the representations or warranties made by NST or the Harris Group relating solely to NST, Harriscope, the Stockholders, the Shares or the NST Venture Interest (the "Seller Matters") set forth in this Agreement or in any certificate delivered by NST or the Harris Group or in any schedule or exhibit furnished to Buyer pursuant to this Agreement at or before the Closing and relating to the Seller Matters, and (ii) any non-compliance by NST or the Harris Group of any covenants, agreements or undertakings made by such party contained in or made pursuant to this Agreement relating to the Seller Matters.

                   (b) From and after the Closing, each of NST and the Harris Group, shall indemnify and hold Buyer and Harriscope harmless from and against any and all liabilities, damages, losses, costs and expenses, including reasonable attorney's fees (collectively, "CLAIMS"), arising out of or accruing from (i) any misrepresentation or breach of the representations and warranties of NST or the Harris Group set forth in this Agreement relating other than to Seller Matters or in any certificate delivered by NST or the Harris Group or in any schedule or exhibit furnished to Buyer pursuant to this Agreement at or before the Closing relating other than to Seller Matters; (ii) except as explicitly provided in Section 5, any non-compliance by NST or the Harris Group with any covenants, agreements or undertakings of the Sellers, the Joint Venture or Harriscope contained in or made pursuant to this Agreement relating other than to Seller Matters; (iii) any and all Taxes (including any Taxes imposed on Harriscope, the Joint Venture, Buyer, or any affiliated group of which Buyer is or will be a member) relating to the income, business, property or operations of the Joint Venture or Harriscope or the Assets or any other Taxes (including any Taxes arising as a result of the several tax liability of members of an affiliated group under U.S. Treasury Regulations Section 1.1502-6) for which the Joint Venture or Harriscope may be liable (A) in respect of any taxable period ending on or prior to the Closing Date, or, in the case of any taxable period that includes, but does not end on the Closing Date, the portion of such period ending on the Closing Date (a "PRE-CLOSING PERIOD") or (B) in respect of any period (or portion thereof) beginning on or after the Closing Date to the extent such Taxes are attributable to events, occurrences, transactions, sales, services or rentals occurring or performed on or prior to the Closing Date and
(iv) any and all Taxes relating to NST's ownership of its NST

Venture Interest or Harriscope's ownership of its interest in the Joint Venture, including Harriscope's and NST's proportionate share of any and all Taxes (including any real property taxes, personal property taxes or similar ad valorem obligations) levied or imposed upon, or in connection with, the Assets of the Joint Venture or Harriscope or the conduct or operation of the business of the Joint Venture on or before the Closing Date and (v) (A) the BMI liability described to Buyer in existence on the Closing Date (and any breach of the covenant set forth in Section 6.11(c), (B) the Drake Property or any breach of the representation set forth in Section 2.14 relating to the Drake Property or a breach of the covenant in Section 6.10), (C) matters relating to the general manager of the Joint Venture (including as relates to his employment or any statements, promises or agreements entered into, if any) prior to Closing or (D) the John Decorah, WGBO and Chicago Communications Service as WSNS TV, Channel 44 claims referred to in Schedule 2.10 as relates to action or inaction occurring prior to Closing ((A), (B), (C) and (D) collectively, the "Subsection V Matters"). The obligation of Sellers to indemnify Buyer pursuant to clauses
(iii) and (iv) in the preceding sentence shall exist regardless of whether the liability for any Taxes described in such clauses is reflected in the Current Financial Statements or has been disclosed to Buyer in any manner. The parties hereto agree that all real property taxes, use taxes, personal property taxes and similar AD VALOREM obligations that are levied on Harriscope or the Joint Venture or with respect to the Assets or the Business, or with respect to the assets or business of Harriscope, for assessment periods within which the Closing Date occurs shall be apportioned between pre- and post-closing periods based on the number of days in any such period falling on or before the Closing Date, on the one hand, and after the Closing Date, on the other hand. The parties hereto also agree that income or similar taxes levied for an assessment period within which the Closing Date occurs should be allocated between pre- and post-closing periods by treating the Closing Date as if it were the last day of a short taxable period. The parties hereto agree that nothing contained in this
Section 9.2 shall be interpreted as providing Buyer or Harriscope with the right to receive an indemnity payment for Taxes on any gain recognized by Harriscope arising solely as a consequence of (i) any sale or disposition after the Closing by Harriscope of all or a portion of the Harriscope Interest (including any sale or disposition of the Harriscope Interest resulting from the termination of the Joint Venture pursuant to Section 708 of the Internal Revenue Code of 1986, as amended (the "Code")) or (ii) any sale or disposition by Harriscope on or after the Closing resulting from Buyer causing Harriscope to make an election under
Section 338 of the Code.

                   (c) All amounts paid pursuant to Section 9 of this Agreement by one party to another party (other than interest payments) shall be treated by such parties as an adjustment to either the NST Purchase Price or the Harriscope Purchase Price, as applicable. If contrary to the intent of the parties any payment made pursuant to Section 9 of this Agreement is treated as taxable income of the recipient, then the payor shall indemnify and hold harmless the recipient from any actual net liability for Taxes attributable to the receipt of such payment.

              9.2  LIMITATIONS ON INDEMNIFICATION BY THE SELLERS

                   Buyer's right to indemnification pursuant to Section 9.1 is subject to the following specific limitations:

                   (a) Buyer shall not be entitled to assert any right of indemnification hereunder for any Claims pursuant to Section 9.1 after eighteen
(18) months from the Closing Date, except that with respect to Claims arising out of a breach of any representations or warranties set forth in (i) Sections 2.15(a), (b) and (e), 5.2 and 9.1(b)(iii) and (iv), Buyer's right to indemnification shall expire after the expiration of the applicable tax statute of limitations, (ii) Section 2.20, Buyer's right to indemnification shall expire after 3 years from the Closing Date and (iii) Sections 2.4, 2.6 and 2.9(a), (b) and (c), Buyer's right to indemnification shall expire after 5 years from the Closing Date, and (iv) Subsection V Matters, Buyer's right to indemnification shall expire after 6 years from the Closing Date, and except that if there shall be pending any Claim or threatened Claim under this Agreement for which Sellers have been given notice on or before the end of the applicable expiration period hereunder at the time Buyer's right to indemnification would otherwise expire, Buyer shall continue to have the right to be indemnified with respect to such Claim or threatened Claim.

                   (b) Buyer shall not be entitled to indemnification for any Claims (except for such breaches as may have been effected willfully and knowingly) until the aggregate Claims suffered by Buyer exceeds $250,000, whereupon Buyer shall be entitled to indemnification for all Claims suffered by Buyer (including the first $250,000 in Claims). In no event shall (i) NST be liable for indemnification Claims in excess of (A) $29,562,000 for Claims against it arising under Sections 2.4, 2.6, 2.9(a), (b) and (c), 2.15(a), (b) and (e), 5.2, Subsection V Matters, or 9.1(b)(iii) and (iv) and (B) $3,000,000 for all other indemnification Claims and (ii) the Harris Group be liable for indemnification Claims in excess of (A) $15,138,000 for Claims arising under
Section 2.4, 2.6(b), 2.9(a), (b) and (c), 2.15(a), (b) and (e), 5.2, Subsection
V Matters, or 9.1(b)(iii) and (iv) and (B) $1,500,000 for all other indemnification Claims.

                   In the event that Buyer seeks indemnification pursuant to the provisions of this Agreement for more than one Claim, the aggregate liability of NST hereunder for all Claims shall not exceed $29,562,000 and the aggregate liability of the Harris Group hereunder shall not exceed $15,138,000.

                   The liability of the Harris Group pursuant to Section 9.1(b) for any individual Claim by Buyer in connection with any matter relating solely to the Joint Venture (including, but not limited to, the business, operations and financial condition of the Station), shall be limited to 25.23% of the aggregate amount of such Claim. The liability of NST pursuant to Section 9.1(b) for any individual Claim by Buyer in connection with any matter relating solely to the Joint Venture (including, but not limited to the business, operations and financial condition of the Station) shall be limited to 49.27% of the aggregate amount of such Claim.

                   Notwithstanding the above, Buyer shall be indemnified for the following Claims even if aggregate Claims suffered by Buyer have not exceeded $250,000 (and such Claims shall not be treated as Claims counting toward satisfying such $250,000 "basket"): any Subsection V Matters and Claims for which indemnification is sought pursuant to Section 9.1(b)(iii) and (iv) which relate to any taxable periods beginning after December 31, 1994.

                   (c) Buyer shall be prohibited from bringing any Claim against (i) NST relating to the Harris Group's ownership of its Shares being sold hereunder or any breach by the Harris Group of any representation or covenant relating to the Seller Matters, and (ii) the Harris Group relating to NST's ownership of the NST Venture Interest or NST's ownership of its Shares being sold hereunder or any breach by NST of any representation or covenant relating to the Seller Matters.

                   (d) Following the Closing, the indemnification afforded by this Section 9 shall be the sole and exclusive remedy against Sellers for any losses of the Buyer in respect of the matters covered by such indemnification provision.

              9.3  INDEMNIFICATION BY BUYER

                   (a) From and after the Closing, Buyer shall indemnify and hold the Sellers harmless from and against any and all Claims arising out of or accruing from (i) any misrepresentation or breach of the representations and warranties of Buyer set forth in this Agreement or in any certificate delivered by Sellers or in any schedule or exhibit furnished to the Sellers pursuant to this Agreement at or before the Closing; (ii) any non-compliance by Buyer with any covenants, agreements or undertakings of Buyer contained in or made pursuant to this Agreement; (iii) any physical damage to the tangible property of the Joint Venture arising directly out of Buyer's investigations pursuant to Section
6.3 hereof (provided that such indemnification shall be available from the execution of this Agreement), (iv) any and all Taxes relating to income accruing on and after the Closing Date other than any Taxes attributable to events, occurrences, transactions, sales, services or rentals occurring or performed on or prior to the Closing Date, (v) any and all non-compliance on or after the Closing Date, by the Joint Venture with any contracts, leases, liabilities or other obligations of the Joint Venture (except to the extent such non-compliance relates to or results in whole or part from any action or inaction or misrepresentation of Sellers, Harriscope or the Joint Venture on or prior to Closing) and (vi) indemnification contemplated by Section 7.3(b) (provided that such indemnification shall be available from the execution of this Agreement). Sellers' right to indemnification hereunder with respect to (i) and (ii) above shall expire, and Sellers shall not be entitled to assert any right of indemnification hereunder for claims after eighteen (18) months from the Closing Date and Sellers right to indemnification hereunder with respect to (iv) above shall expire after the expiration of the applicable tax statute of limitations and except that if there shall be pending any Claim or threatened Claim under this Agreement for which Buyer has been given notice on or before the end of the applicable expiration period hereunder at the time Sellers' right to indemnification would otherwise expire, Sellers shall continue to have the right to be indemnified with respect to such Claim or threatened Claim.

                   (b) The aggregate liability of Buyer for indemnification of Claims (including pursuant to Section 7.3) shall not exceed $4,500,000.

                   (c) Following the Closing, the indemnification afforded by this Section 9 shall be the sole and exclusive remedy against Buyer for any losses of the Sellers in respect of the matters covered by such indemnification provision.


              9.4  CLAIMS FOR INDEMNIFICATION

                   Subject to the provisions of Section 9.7 hereof, whenever any Claim shall arise for indemnification hereunder, the party seeking indemnification (the "INDEMNIFIED PARTY"), shall promptly notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") in writing of the Claim and, when known, a summary of the facts constituting the basis for such Claim. If any such Claim for indemnification hereunder results from or is in connection with any Claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise for the payment of money any Claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.5 of this Agreement.

              9.5  DEFENSE BY INDEMNIFYING PARTY

                   Subject to the provisions of Section 9.7 hereof, in connection with any Claim giving rise to indemnity hereunder resulting from or arising out of any Claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense shall, upon written notice from the Indemnified Party, assume the defense of any such Claim or legal proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such Claim or litigation resulting therefrom within 30 days after the date such Claim is made and notice is received requesting indemnification, (a) the Indemnified Party may defend against such Claim or proceeding, in such manner as it may deem appropriate, including, but not limited to, settling such Claim or proceeding, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, for the account and at the risk of the Indemnifying Party, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party Claim in a reasonably prudent manner.

              9.6  SURVIVAL OF REPRESENTATIONS

                   Subject to Section 9.2, all representations and warranties made by the parties herein or in any schedule, certificate or exhibit furnished in connection herewith shall survive the Closing, and shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of any party hereto.

              9.7  TAX CLAIMS

                   (a) Claims Against Seller -- Notice and Consent. Notwithstanding anything to the contrary in Section 9.4 hereof, if any claim for Tax relating in any way to Harriscope or the Joint Venture in respect of any Pre-Closing Periods is asserted by any taxing authority against any Seller, such Seller shall promptly notify Buyer in writing of such fact. Buyer or its duly appointed representative shall be allowed to attend all meetings between Seller and the taxing authority in question and shall be provided with copies of all correspondence and documents relating to such claim. Seller and its duly appointed representatives shall have the sole right to negotiate, resolve, settle or contest any such claim for Tax; provided, however, that Seller shall not settle, compromise or abandon without Buyer's prior written consent any claim for Tax which would adversely affect the tax liability of Harriscope, the Joint Venture, or Buyer in any Post-Closing Period to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards). Such consent shall not be unreasonably withheld, and shall not be necessary to the extent Seller has fully indemnified Harriscope, the Joint Venture, or Buyer against the effects of any such settlement.

                   (b) Claims Against Buyer, Harriscope or the Joint Venture. Notwithstanding anything to the contrary in Sections 9.4 and 9.5 hereof, if any Claim for Tax is asserted by any taxing authority against Buyer, the Joint Venture, or

Harriscope (whether in its own capacity or as successor in interest to a predecessor corporation) that, if successful, would result in the indemnification of Buyer or Harriscope, the parties hereto agree to abide by the following procedures in handling any such Claim:

                        (i) NOTICE OF CLAIM. Buyer or Harriscope shall promptly notify the relevant Sellers in writing of such assertion of a Claim for Taxes. In the event that such notice of any Claim is not given to such Sellers within a sufficient period of time or in reasonable detail to apprise Sellers of the nature of the Claim (in each instance taking into account the facts and circumstances with respect to such Claim), Sellers shall not be liable to Buyer or Harriscope under this Agreement for such Claim to the extent, if any, that the rights of Sellers with respect to such Claim are actually prejudiced.

                        (ii) CONTESTS. Subject to the provisions of the proceeding paragraph, Buyer, Harriscope, or the Joint Venture shall take such action in connection with contesting such Claim as the relevant Sellers shall reasonably request in writing from time to time; provided that (i) within 30 days (or such earlier date that any payment of Taxes is due by Buyer, Harriscope, or the Joint Venture) after the notice described in subsection 9.7(b)(i) has been delivered to Sellers, Sellers request that such Claim be contested; (ii) prior to taking such action, Sellers have furnished to Buyer or Harriscope, as the case may be, an opinion of Sellers' independent tax counsel, which counsel shall be reasonably acceptable to Buyer, to the effect that a reasonable basis exists for such contest (or appeal, in the case of an appeal prosecuted pursuant to the proceeding paragraph); (iii) Sellers shall have agreed to pay to Buyer or Harriscope on demand all costs and expenses which Buyer or Harriscope may incur in connection with contesting such Claim (or appeal), including, without limitation, reasonable attorneys' and accountants' fees and disbursements; and (iv) if Buyer or Harriscope is requested or shall determine to pay the Tax claimed and sue for a refund, Sellers shall have advanced to Buyer or Harriscope, on an interest-free basis, the amount of such Claim. In the case of any such Claim referred to above, Buyer or Harriscope, as the case may be, shall not make payment of such Claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of such notice, shall give to Sellers any information reasonably requested by Sellers relating to such Claim and otherwise shall cooperate with Sellers in good faith in order to contest effectively any such Claim, and to the extent not inconsistent with Buyer's or Harriscope's control over any proceedings (as described below) insofar as they relate to issues other than those subject to this indemnity, shall permit Sellers to participate in such proceedings relating to such claim (or appeal).

                   With respect to contests against Buyer, the Joint Venture or Harriscope, Buyer or Harriscope shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Claim in any permissible manner; PROVIDED, HOWEVER, that Buyer or Harriscope, as the case may be, shall (subject to the provisions of the preceding paragraph) consider in good faith (A) any request Sellers may make concerning the most appropriate manner in which to proceed, and (B) the manner in which it would proceed if it were not indemnified hereunder.



              9.8  TAX BENEFIT PROVISION

              In the event that any Sellers shall have made sufficient payments to Buyer or Harriscope so as to indemnify Buyer or Harriscope in full for the amount of any Claim pursuant to Section 9.1(b)(iii) and (iv) hereof, Buyer or Harriscope shall pay to such Sellers the amount of any Tax Benefits (as defined below) actually received or realized by Buyer or Harriscope that have arisen solely as a result of a timing adjustment (including without limitation any changes to the basis of an asset, changes in connection with the capitalization or deduction of expenses, changes in the amortization or depreciation of assets, or changes in the timing of the inclusion of any item of income, deduction or loss) that gave rise to such Claim. Payments of a Tax Benefit by Harriscope or Buyer to a Seller shall be made at a reasonable period of time following the later of (i) the filing of the applicable Tax return that evidences such Tax Benefit, or (ii) the payment of the tax due, if any, in respect of such Tax return referred to in clause (i). The existence and amount of any Tax Benefit payable by Harriscope or Buyer to a Seller shall be determined by Harriscope or Buyer (as applicable) in its reasonable discretion. Tax Benefits shall mean the decrease, if any, in the Tax liability of, or refunds of Taxes paid by, Buyer or Harriscope (or affiliates filing a consolidated or combined Tax return) with respect to any Tax period ending prior to December 31, 2001 as the result of a timing adjustment giving rise to a Claim. The amount of any such Tax Benefits actually received or realized with respect to any Tax period shall be the difference between the total amount of actual Tax liability (or refund claim) for the period taking such adjustment into account, and the total amount of Tax liability (or refund claim) if such adjustments were not taken into account; under both calculations, Harriscope and Buyer shall be entitled to take into account any and all past, existing, and future Tax attributes (including without limitation net operating loss carryforwards) available to Harriscope or Buyer (or any affiliates filing a consolidated or combined Tax Return with Buyer and/or Harriscope) as Harriscope or Buyer deems appropriate in its reasonable discretion.


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


         10.  TERMINATION AND REMEDIES

              10.1 TERMINATION BY AGREEMENT OF THE PARTIES

                   This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, Buyer shall have no further obligation or liability to the Sellers under this Agreement, and the Sellers shall have no further obligation or liability to Buyer under this Agreement.

              10.2 TERMINATION BY REASON OF FAILURE TO OBTAIN FINAL ORDER

                   If (a) an FCC Order has not become a Final Order or the Closing has not occurred on or before the date which is six (6) months after the FCC Application has been filed with the FCC, (b) the FCC designates the FCC Application for an evidentiary hearing, or (c) the FCC denies transfer of the NST Venture Interest and the Shares contemplated by the FCC Application or issues a Final Order in connection with such FCC Application with conditions (other than existing License conditions as of the date hereof) that (i) are materially adverse to Buyer (or TGI) or (ii) in any way materially diminish the Buyer's operating rights with respect to the Station (except any such condition expressly accepted by Buyer in writing), then in any such event Buyer or, in the event of (a) or (b) above, any of Buyer, NST or the Harris Group may, upon written notice to the other parties hereto, terminate this Agreement, provided, that such notice of termination is given prior to the date on which such FCC Order shall have become a Final Order; and provided, further, that the party seeking to terminate this Agreement under this Section shall not be in material breach under this Agreement. Upon termination of this Agreement in accordance with this Section 10.2, this Agreement shall be deemed null, void, and of no further force and effect (except for Sections 4.1 and 12, which shall survive such termination).

              10.3 REMEDIES UPON DEFAULT BY BUYER

                   (a) If Buyer shall default in the performance of its obligations under this Agreement in any material respect, or if, as a result of such default, the conditions precedent to the Buyer's or Sellers' obligation to close specified in Sections 7 and 8 respectively, are not satisfied, or if, as a result of any action or inaction of Buyer not otherwise permitted by this Agreement, the conditions set forth in such Sections shall not be satisfied or the Buyer shall be unable to secure adequate financing to consummate the purchase of Shares and the NST Venture Interest, and, as a result, the transactions contemplated by this Agreement are not consummated, and provided that the Sellers shall not then be in default in any material respect in the performance of the Sellers' obligations hereunder, the Sellers shall be entitled, by written notice to Buyer, to terminate this Agreement and the Sellers shall be entitled to the Deposit in accordance with the Escrow Agreement.

Sellers right to acquire the Deposit shall require, in addition to complying with the provisions specified in the Escrow Agreement, that Mr. Burt Harris and Mr. William Antle (or, if either one is no longer living, or, with respect to Bill Antle only, if he is no longer associated with Oak, another person from such individual's organization with familiarity with the subject matter hereof) certify, after consulting with Buyer regarding the issue, that they each in good faith believes that Sellers are entitled to the Deposit in accordance with the provisions hereof and in the Escrow Agreement. The right of Sellers to acquire the Deposit as contemplated by and under the circumstances set forth in this Section shall be the sole remedy available to Sellers if the transactions contemplated by this Agreement shall fail to close (other than a claim for indemnification under Section 9.3(iii)). If after acquiring the Deposit it is determined that Sellers were not entitled to the Deposit, Sellers shall return the Deposit to Buyer and pay all reasonable legal fees incurred by Buyer with respect to the return of the Deposit and interest from the date Sellers acquired the Deposit at the prime rate specified by Citibank N.A., on such date plus 200 basis points, until the Deposit is delivered to Buyer and Buyer shall retain all rights provided under this Agreement. Notwithstanding and not limiting the foregoing, Sellers shall not be entitled to the Deposit if the Agreement is terminated solely pursuant to Section 10.2 above, entirely for reasons not attributable or related, directly or indirectly, to Buyer being in default in the performance of its obligations under this Agreement in any respect or Buyer's failure to secure adequate financing to consummate the purchase of Shares and the NST Venture Interest.

              10.4 REMEDIES UPON DEFAULT BY THE SELLERS

                   If Sellers shall default in the performance of any of their respective obligations under this Agreement in any material respect, as a result of such default, the conditions precedent to Buyer's or Sellers' obligation to close specified in Sections 7 and 8 respectively, are not satisfied, or if, as a result of the action or inaction of Sellers not otherwise permitted by this Agreement the conditions set forth in such Sections shall not be satisfied and, as a result, the transactions contemplated by this Agreement are not consummated, and provided that Buyer shall not then be in default in any material respect in the performance of Buyer's obligations hereunder (such circumstances, the "Default Circumstances"), Buyer shall be entitled, at Buyer's sole option: (i) to require the Sellers to consummate and specifically perform the sale of the NST Venture Interest and the Shares in accordance with the terms of this Agreement (including the curing of any defaults), if necessary through injunction or other court order or process; and/or (ii) by written notice to the Sellers, to terminate this Agreement. In the event of occurrence of the Default Circumstances, as set forth above, Buyer shall have all rights and remedies available at law or in equity in respect thereof (including the right to seek specific performance as contemplated by (i) above); provided, that the maximum amount recoverable from Sellers in respect of damages sustained as a result of the occurrence of such Default Circumstances ("Damages") shall be $1.5 million (which Damages shall include all reasonable expenses, reasonable legal and other fees and out of pocket costs associated with this Agreement, an action under this Section and the transactions contemplated hereby); provided, that in the event of such Default Circumstances, if prior to the date that is the earlier of (A) six (6) months from the date of the commencement of any legal action in connection with (i) above, (B) six (6) months from the date of written notice by any party of termination of this Agreement as permitted under this Agreement, and (C) ten
(10) months from the date the FCC Application is filed, any Sellers or Harriscope or any beneficial owner thereof shall enter into any agreement with any person or entity with respect to the sale or transfer of any part or all of the NST Venture Interests, the Harriscope Interests or the Shares or any interests therein, Seller shall remit to Buyer an amount equal to the greater of
(x) Damages determined as in a legal action as contemplated above (which shall not exceed $1.5 million) and (y) the difference between the amount to be paid for such interests or shares and $44.7 million (based upon the sale of a 74.5% interest in the Joint Venture).

              10.5 SPECIFIC PERFORMANCE

                   The Sellers acknowledge that the NST Venture Interest and the Shares to be sold and delivered to Buyer pursuant to this Agreement are unique, that Buyer will suffer irreparable injury for which the Buyer has no adequate remedy at law if the Sellers fail to perform any of their obligations under this Agreement, and that Buyer's right to specific performance is essential to protect the rights and interests of Buyer. Accordingly, the Sellers hereby agree that Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by the Sellers, and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof (in which case this Agreement shall not be terminated and the amounts payable under Sections 10.3 and/or 10.4 shall not be paid).

         11.  TRANSFER AND SALES TAX

              Notwithstanding any provisions of law imposing the burden of such taxes on the Sellers or Buyer, as the case may be, the Sellers shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the NST Venture Interest or the Shares; provided that Buyer shall be responsible for and shall pay (i) any real estate transfer taxes (the "City Transfer Tax") imposed, if any, by the City of Chicago under the City Real Estate Transfer Tax law due to the purchase of the NST Venture Interests or the Shares or (ii) any sales, use or transfer Tax arising as consequence of any termination of the Joint Venture upon or after the Closing pursuant to Section 708 of the Code. If the Sellers shall fail to pay such amounts (other than the City Transfer Tax or any sale, use or transfer tax arising as a consequence of any termination of the Joint

Venture after the Closing pursuant to Section 708 of the Code) on a timely basis, Buyer may pay such amounts to the appropriate Governmental Authority and the Sellers shall promptly reimburse Buyer for any amounts so paid by Buyer upon presentation of satisfactory evidence of such payment to the Sellers.

         12.  NO BROKERS

              The Sellers represent to Buyer that the Sellers have not engaged, or incurred any unpaid liability for any brokerage fees, finders' fees, commissions or otherwise to, any broker, finder or agent in connection with the transactions contemplated by this Agreement. Buyer represents to the Sellers that Buyer has not engaged, or incurred any unpaid liability for any brokerage fees, finders' fees, commissions or otherwise to, any broker, finder or agent in connection with the transactions contemplated by this Agreement. The Sellers agree to indemnify Buyer, and Buyer agrees to indemnify the Sellers, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party (and this indemnification provision shall not be subject to the time or monetary limitations set forth in Section 9). Notwithstanding any other provision of this Agreement, this representation and warranty shall survive the Closing without limitation.

         13.  NOTICES

              Any notices, demands, consents, agreements, requests or other communications which may be or are required to be given, served or sent by any party to any other party or obtained from any party pursuant to this Agreement must be in writing and must be (i) mailed by first-class United States mail, registered or certified, return receipt requested, postage prepaid, (ii) hand delivered personally by independent courier, or (iii) transmitted by telecopier addressed as follows:

         To the Buyer:            Telemundo of Chicago, Inc.
                                  c/o Telemundo Group, Inc.
                                  2290 West 8th Avenue
                                  Hialeah, FL 33010
                                  Attention:  Chief Financial Officer
                                  Telecopier No.:  (305) 889-7997

         With a copy to:          Akin Gump Strauss Hauer & Feld, LLP
         (which shall not         399 Park Avenue
         constitute notice)       New York, NY 10022
                                  Attention:  Patrick J. Dooley, Esq.
                                  Telecopier No.: (212) 872-1002

         To NST or the            Harriscope of Chicago, Inc.


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


         Stockholders:            10960 Wilshire Boulevard
                                  Los Angeles, CA  90024
                                  Attention:  Burt I. Harris
                                  (as the Harris Group Representative)
                                  Telecopier No.:  (310) 477-9646

                                  and

                                  NST
                                  c/o Oak Industries Inc.
                                  1000 Winter Street
                                  Waltham, MA  02151
                                  Attention:  General Counsel
                                  Telecopier No.:  (617) 890-8585

         With a copy to:          Oak Industries,  Inc.
         (which shall not         1000 Winter Street
         constitute notice)       Waltham, MA  02151
                                  Attention:  General Counsel
                                  Telecopier No.: (617) 890-8585

                                  and

                                  Fischel & Kahn, Ltd.
                                  Quaker Tower
                                  321 North Clark Street, Suite 2850
                                  Chicago, Illinois 60610-4714
                                  Attention:  Morris G. Dyner, Esq.
                                  Telecopier No.: (312) 527-1448

         Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or by telecopier (with receipt confirmed); or (b) three (3) business days after being sent, if sent by registered or certified mail.

         14.  SUCCESSORS AND ASSIGNS

              This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The rights and obligations of the parties under this Agreement may not be assigned or delegated without the prior written consent of the other parties. Any assignment or delegation in contravention of this Agreement shall be void. Notwithstanding the foregoing, Buyer may assign all or any portion of its rights and interests herein to one or more entities


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

controlling, controlled by, or under common control with TGI, unless such assignment would materially delay the processing of the FCC Application or HSR Notification.

         15.  NO THIRD PARTY BENEFICIARIES

              This Agreement and the obligations of the parties hereunder shall operate exclusively for the benefit of the parties to this Agreement (and their permitted assigns) and not for the benefit of any other person or entity, including, without limitation, Essaness or any creditor, employee or former employee of any party hereto.

         16.  ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

              (a) This Agreement, all schedules and exhibits hereto, and all agreements, certificates and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written, and all contemporaneous oral, negotiations, commitments and understandings between such parties. Buyer and the Sellers may amend or modify this Agreement, in such manner as may be agreed upon, only by a written instrument executed by Buyer, NST and the Harris Group Representative.

              (b) If the provisions of any schedule or exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The exhibits and schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

         17.  EXPENSES

              Except as otherwise expressly provided herein, each of Buyer and the Sellers shall pay their own expenses in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, however, that the Sellers and Buyer shall share equally the cost of any FCC filing fees, but each party shall bear its own legal fees and expenses in connection therewith.

         18.  FURTHER ASSURANCES

              At any time and from time to time after the Closing, without further consideration, Harriscope, the Sellers and Buyer promptly shall execute and deliver such instruments of purchase, sale, transfer, conveyance, assignment and confirmation, and take such other action, as reasonably necessary to effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's interest in, the NST Venture Interest and the Shares, and to carry out the purpose and intent of this Agreement. After the Closing, Buyer shall cooperate and provide the Sellers or their


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

representatives with access, at reasonable business times and under reasonable circumstances, to the records and other materials of the Joint Venture and Harriscope for the period prior to Closing necessary for the Sellers to comply with their tax, financial or other legal obligations (including access to such books and records that relate to any Joint Venture Account Receivables or Harriscope Account Receivables which remain uncollected after the Collection Period); provided that Sellers shall pay any out-of-pocket expenses incurred by Buyer with respect to such access.

         19.  GOVERNING LAW

              This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

         20.  SECTION HEADINGS

              The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         21.  SEVERABILITY

              The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         22.  COUNTERPARTS

              This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

         23.  NAME CHANGE

              The Buyer as stockholders shall cause Harriscope to change its name no later than 30 days after the Closing Date. Each of the Buyer and Harriscope agrees that after the Closing Date it shall not (except for the delay in the name change permitted by the preceding sentence) use or employ in any manner directly or indirectly the name "Harriscope" or any variation thereof.

         24.  ALTERNATE CLOSING ARRANGEMENTS

              (a) If the condition set forth in Section 7.6(b) shall not be satisfied as of the time set for Closing, Buyer may elect to close and if the Closing shall occur, may in lieu of delivering the Harriscope Purchase Price deliverable to the Harris Group to the Harris Group, instead deliver such portion of the Purchase Price


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

to the Escrow Agent (or another escrow agent reasonably suggested by Buyer), who shall hold it (and make it available to satisfy indemnification claims pursuant to Section 9.1) until the earlier of the date the Harris Group Guaranty would have terminated as contemplated by Section 7.6(b) and the date the Harris Group Guaranty is executed.

              (b) If the condition set forth in Section 7.6(c) shall not be satisfied as of the time set for Closing, Buyer may elect to close and if the Closing shall occur, may in lieu of delivering the NST Purchase Price and Harriscope Purchase Price deliverable to or for the account of NST to NST, instead deliver such portion of the Purchase Price to the Escrow Agent (or another escrow agent reasonably suggested by Buyer), who shall hold it (and make it available to satisfy indemnification claims pursuant to Section 9.1) until the earlier of the date the Oak Guaranty would have terminated as contemplated by Section 7.6(c) and the date the Oak Guaranty is executed.

         25.  INTERPRETATION REGARDING RIGHTS AND OBLIGATIONS

              (a) Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining the rights and obligations of the parties hereunder (including for purposes of determining if the closing condition set forth in Section 7.1 is satisfied and for purposes of determining whether a representation or warranty is true for purposes of Section 9.1), the references "to the knowledge of" any or all of the Sellers, NST, the Harris Group or the Harris Group Representative, or words of similar import, contained in Article 2 of this Agreement, shall be given effect except for the qualifiers contained in the provisions specified below (in which case such qualifier shall not be given effect; i.e. the representation shall be deemed to be made without the "to the knowledge of" (or words of similar import) qualifier): the last sentence of 2.10, the third sentence of 2.16, 2.17(b)(iii), the second sentence of 2.20(c), and 2.20(d).

              (b) The parties hereto agree that except for Sellers' indemnification obligations pursuant to Section 9.1(b)(v)(C), any dispute relating to amounts owed as employment compensation to the current general manager shall not affect the other obligations of the parties hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to Purchase NST Venture Interest and Capital Stock to be duly executed as of the date first written above.

                             NST:
                             ---

                             NATIONAL SUBSCRIPTION TELEVISION OF
                             CHICAGO, INC.


                             By: /s/ WILLIAM E. SCHAFER
                                -------------------------------------
                             Name: William E. Schafer
                                  -----------------------------------
                             Title: Chairman, President and Secretary
                                   ----------------------------------


                             THE STOCKHOLDERS:
                             ----------------

                             NATIONAL SUBSCRIPTION TELEVISION OF
                             CHICAGO, INC.


                             By: /s/ WILLIAM E. SCHAFER
                                --------------------------------------
                             Name: William E. Schafer
                                  ------------------------------------
                             Title: Chairman, President and Secretary
                                   -----------------------------------

                             /s/ BURT HARRIS, Voting Trustee
                             ------------------------------------
                             Burt I. Harris, Voting Trustee of Harriscope of Chicago, Inc., Voting Trust Agreement Number Two


                             BUYER:

                             TELEMUNDO OF CHICAGO, INC.


                             By: /s/ PETER J. HOUSMAN
                                ---------------------------------
                             Name:     Peter J. Housman II
                             Title:    Chief Financial Officer



                                       66